Exhibit 10.1

Execution Copy

CONTRIBUTION AND SALE AGREEMENT

By and Among

Grifco Transportation, Ltd., Grifco Transportation Two, Ltd., and Shore Thing, Ltd.

(Sellers)

and

Genesis Marine Investments, LLC
(Investor)

and

Genesis Energy, L.P.
(Parent)

and

TD Marine, LLC
(TD Marine)

covering the acquisition of substantially all of the assets of Sellers constituting the

Grifco Inland Marine Transportation Business
(the Acquired Assets)

through the sale of all of the equity interests in
 DG JV, LLC, DG Marine Holdings, LLC , DC Marine Transportation, LLC
 and the indirect acquisition of Grifco Transportation Two, Ltd.,
(the Acquired Companies)

June 11, 2008

i

	(g)	Subsidiaries	32
	(h)	Damage, Casualty, Etc	32
	(i)	Legal Compliance	33
	(j)	Tax Matters	33
	(k)	Signing Date Contracts and Commitments	33
	(l)	Permits	35
	(m)	Litigation	35
	(n)	Environmental Matters	36
	(o)	Financial Statements	37
	(p)	Encumbrances for Borrowed Money	37
	(q)	Preferential Purchase Rights	38
	(r)	Company Real Property	38
	(s)	Customers, Vendors and Suppliers	38
	(t)	Intellectual Property	38
	(u)	Receivables	38
	(v)	Insurance	38
	(w)	Inventory	40
	(x)	Employees	40
	(y)	Affiliate Services	42
	(z)	Seller Status	42
	(aa)	Solvency	42
	(bb)	U.S. Citizen	42
	(cc)	No Other Representations or Warranties	42
	(dd)	No Reliance	42
	(ee)	Investment Intent; Investment Experience; Restricted Securities	43

5.	PRE-CLOSING COVENANTS		43
	(a)	General	43
	(b)	Notices, Consents and Audited Financial Statements	43
	(c)	Operation of Business	44
	(d)	Exclusivity	47
	(e)	Damage or Condemnation	47
	(f)	Full Access	48
	(g)	HSR Act	48
	(h)	Title Commitment and Survey	48
	(i)	Liens and Encumbrances	49
	(j)	Periodic Operating Information	49
	(k)	Insurance	49
	(l)	Termination of Associate Contracts	50
	(m)	Risk of Loss	50
	(n)	Employees	50
	(o)	Reorganization	53
	(p)	AMEX Listing	54
	(q)	Cancellation of Letters of Credit	54
	(r)	Amendment of Schedules	54
	(s)	Surveys	54
	(t)	Formation of Certain Acquired Companies and other Pre-Closing Actions	54

6.	POST-CLOSING COVENANTS		55
	(a)	General	55
	(b)	Retained Obligations	56
	(c)	Litigation Support	56
	(d)	Non-assignment; Holding Arrangement	56
	(e)	Ownership of Names; Change in Corporate Name	57
	(f)	Delivery and Retention of Records	57
	(g)	Post-Closing Collection Matters	58
	(h)	Tax Clearance Certificates	58
	(i)	Pro Rata Units Distribution	58

7.	UNIT RESTRICTIONS AND INVESTOR’S FIRST PRIORITY LIEN ON PLEDGED UNITS		58
	(a)	Grant of Lien	58
	(b)	Additional Lien Documents	59
	(c)	Securities Act Restrictions	59
	(d)	Lockup Agreement	59
	(e)	Stop Transfer Instructions and Legends	59

8.	CONDITIONS TO OBLIGATION TO CLOSE		60
	(a)	Conditions to Obligation of the Investor	60
	(b)	Conditions to Obligation of the Sellers	62

9.	REMEDIES FOR BREACHES OF THIS AGREEMENT		63
	(a)	Survival of Representations and Warranties	63
	(b)	Indemnification Provisions for Benefit of the Investor	63
	(c)	Indemnification Provisions for the Benefit of the Sellers	64
	(d)	Matters Involving Third Parties	66
	(e)	Indemnification if Negligence of Indemnitee	67
	(f)	No Waiver of Rights or Remedies	67
	(g)	Determination of Amount of Adverse Consequences	67
	(h)	Tax Treatment of Indemnity Payments	67
	(i)	Exclusive Post-Closing Remedy	67
	(j)	Additional Remedy Matters	67

10.	TAX MATTERS		68
	(a)	Post-Closing Tax Returns	68
	(b)	Pre-Closing Tax Returns	68
	(c)	Straddle Periods	68
	(d)	Straddle Returns	68
	(e)	Claims for Refund	69
	(f)	Indemnification	69
	(g)	Cooperation on Tax Matters	69
	(h)	Certain Taxes	69
	(i)	Confidentiality	70
	(j)	Audits	70
	(k)	Control of Proceedings	70

	(l)	Powers of Attorney	70
	(m)	Remittance of Refunds	70
	(n)	Purchase Price Allocation	71
	(o)	Closing Tax Certificate	71
	(p)	Tax Protection	71

11.	TERMINATION		72
	(a)	Termination of Agreement	72
	(b)	Effect of Termination	73

12.	MISCELLANEOUS		73
	(a)	Confidentiality	73
	(b)	Insurance	74
	(c)	Expenses	74
	(d)	No Third Party Beneficiaries	74
	(e)	Succession	74
	(f)	Counterparts	74
	(g)	Incorporation of Exhibits and Schedules	75
	(h)	Set off Rights	75
	(i)	Remedies	75
	(j)	Headings	75
	(k)	Notices	75
	(l)	Governing Law; Venue; Service of Process; Waiver of Jury Trial	76
	(m)	Amendments and Waivers	77
	(n)	Severability	77
	(o)	Construction	77
	(p)	Entire Agreement	78
	(q)	Specific Performance	78
	(r)	Joint and Several Obligations	78

EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A:	Description of Company Assets
Exhibit B-1(A):	Form of Acquired Assets Contribution Agreement (Grifco)
Exhibit B-1(B):	Form of Acquired Assets Contribution Agreement (Shore Thing)
Exhibit B-1(C):	Form of Acquired Assets Contribution Agreement (DG JV)
Exhibit B-1(D):	Form of Acquired Assets Contribution Agreement (Marine Holdings)
Exhibit B-2:	Form of Acquired Equity Interest Assignment Agreement
Exhibit B-3:	Form of Acquired Equity Interest Contribution Agreement
Exhibit B-4(A):	Form of Grifco Two Acquired Equity Interest Contribution Agreement (Grifco GP)
Exhibit B-4(B):	Form of Grifco Two Acquired Equity Interest Contribution Agreement (Principals)
Exhibit C:	Form of Deed
Exhibit D:	Form of Employment Agreement
Exhibit E:	Form of Non-Competition Agreement
Exhibit F:	Form of Parent Guaranty
Exhibit G:	Form of Security Agreement
Exhibit H:	Form of Protocol Delivery and Acceptance
Exhibit I:	Vessel Reports and Certificates
Exhibit J:	Form of Officer’s Certificate
Exhibit K:	Form of Secretary’s Certificate
Exhibit L:	Form of Legal Opinion (Sellers’ counsel)
Exhibit M:	Form of Limited Partnership Application
Exhibit N:	Form of Legal Opinion (Investor’s counsel)
Exhibit O:	Form of Closing Tax Certificate
Exhibit P-1:	Form of DG JV Organizational Documents
Exhibit Q:	Form of Lock-Up Agreement
Exhibit R:	Form of Marine Redemption Agreement

Schedules:

Schedule 1(a):	Assumed Obligations
Schedule 1(b):	Company Land
Schedule 1(c):	Bank Loans
Schedule 1(d)(i):	Investor’s Knowledge Individuals
Schedule 1(d)(ii):	Sellers’ Knowledge Individuals
Schedule 1(e):	Reorganization Assets
Schedule 1(f):	Certain Reorganization Contracts
Schedule 3(c):	Noncontravention (Investor)
Schedule 3(k):	Parent Contracts
Schedule 3(n):	Investor Environmental Matters
Schedule 4(b):	Consents (Sellers)
Schedule 4(c):	Noncontravention (Sellers)
Schedule 4(e)(i):	Encumbrances (Parts I and II)

v

Schedule 4(e)(vii):	Condition of Material Acquired Assets
Schedule 4(f)(i):	Capitalization
Schedule 4(g):	Subsidiaries
Schedule 4(h)(v):	Material Changes
Schedule 4(j):	Tax Matters
Schedule 4(k):	Signing Date Contracts
Schedule 4(l):	Permits
Schedule 4(m):	Litigation
Schedule 4(n):	Environmental Matters
Schedule 4(n)(ii):	Environmental Permits
Schedule 4(o):	Financial Statements
Schedule 4(p):	Encumbrances for Borrowed Money
Schedule 4(q):	Preferential Purchase Rights
Schedule 4(r):	Real Property
Schedule 4(s):	Customers, Vendors and Suppliers
Schedule 4(t):	Intellectual Property
Schedule 4(u):	Receivables
Schedule 4(v):	Company Insurance Policies
Schedule 4(x)(i)	List of Employees
Schedule 4(x)(ii):	List of Retired Employees or Directors
Schedule 4(x)(iii):	List of Terminated Employees
Schedule 4(y):	Affiliate Services
Schedule 5(c)	Operation of Business
Schedule 5(l):	Certain Associate Contracts
Schedule 5(n)(vi):	Severance Pay
Schedule 5(q):	Cancellation of Letters of Credit
Schedule 8(a)(vii):	Seller Required Consents
Schedule 8(b)(vi):	Investor Required Consents

CONTRIBUTION AND SALE AGREEMENT

This Contribution and Sale Agreement dated as of June 11, 2008 is by and among Genesis Energy, L.P., a Delaware limited partnership (the “Parent”), Genesis Marine Investments, LLC, a Delaware limited liability company (“Investor”), TD Marine, LLC, a Delaware limited liability company (“TD Marine”), Grifco Transportation, Ltd., a Texas limited partnership (“Grifco”), Grifco Transportation Two, Ltd., a Texas limited partnership (“Grifco Two”), and Shore Thing, Ltd., a Texas limited partnership (“Shore Thing” and, together with Grifco and Grifco Two the “Sellers”).

INTRODUCTION

1.           The Sellers, collectively, have developed a private inland  marine barge transportation business;

2.           The Parent has developed a substantial public business that operates primarily in the hydrocarbon transportation, refinery services, industrial gases, and supply and logistics services (relating primarily to hydrocarbons and related by-products) sectors;

3.           The Sellers desire to sell their business;

4.           The Parent and the Investor believe the Sellers’ business and the business of the Parent are complementary and the value of such businesses could be enhanced by associating and continuing to grow them;

5.           To achieve such an association and the related benefits, the Investor desires to invest in the Sellers’ business through a joint venture that will acquire such business from the Sellers, and each Seller desires to contribute its operating assets to such joint venture and to sell its equity interests in the joint venture, for cash and equity interests in the Parent, as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1.           Definitions.  Capitalized terms not otherwise defined herein shall have the meaning set forth below.

“Acquired Assets” means all of the Company Assets other than the Reorganization Assets, including the Acquired Equity Interests.

“Acquired Assets Contribution Agreements” means the Acquired Assets Contribution Agreements substantially in the forms of Exhibit B-1(A), Exhibit B-1(B), Exhibit B-1(C) and Exhibit B-1(D) to be entered into at the Closing.

“Acquired Companies”  means each of Grifco Two, DG JV, Marine Holdings, Marine Transportation and DGMT Holdings, and “Acquired Company” means any of the Acquired Companies.

“Acquired Contracts” means all of the Company Contracts other than the Reorganization Contracts.

“Acquired Equity Interest Assignment” means the Acquired Equity Interest Assignment substantially in the form of Exhibit B-2 to be entered into at the Closing.

“Acquired Equity Interest Contribution Agreement” means the Acquired Equity Interest Contribution Agreement substantially in the form of Exhibit B-3 to be entered into at the Closing.

“Acquired Equity Interests” means all of the outstanding Equity Interests in the Acquired Companies.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Obligations, Taxes, liens, losses (including any diminution in value), expenses, and fees, including court costs and attorneys’ fees and expenses, but excluding (except as provided in Section 9) punitive exemplary, special, indirect and consequential damages.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified and in addition, with respect to the Sellers, means the Principals and any Affiliate of the Principals.  For purposes of this definition, the term “control” (including its derivatives) means the ability to direct the management or policies of such Person by ownership of voting interest, contract or otherwise and shall be construed as such term is used in the rules promulgated under the Securities Act, provided, however that, after the Closing (x) each Acquired Company will be deemed to be an Affiliate of the Investor (not of any Seller), and (y) each Seller and each Person (other than any Acquired Company) who was an Affiliate of any Seller immediately before the Closing will be deemed not to be an Affiliate of the Investor, and vice versa.

“Aggregate Barge Payment Amount” means $12,000,000 less 50% of the positive difference, if any, between (i) Marine Transportation’s (including its predecessors’) actual aggregate cost of all the barges acquired pursuant to the Barge Construction Contracts and the acquisition cost of three additional push boats contemplated by the definition of the term “In-Service” and (ii) $33,952,420. Notwithstanding the immediately preceding sentence, (x) Marine Transportation shall be entitled to receive any and all liquidated damages paid pursuant to the Jeffboat Contract and such amounts shall not be considered in the calculation of Marine Transportation’s (including its predecessors’) cost of such vessels, and (y) to the extent that Marine Transportation’s (including its predecessors’) aggregate cost of such push boats exceeds $33,952,420 due to Marine Transportation’s election to acquire one or more such push boats with specifications greater than those of the M/V LILLIAN SIMONE GRIFFIN push boat solely because Marine Transportation desires such greater specifications (as opposed to there being no other push boats with lesser specifications that were known to and reasonably available to Marine Transportation), such excess cost shall not be included in the calculation of Aggregate Barge Payment Amount.

“Agreement” means this Contribution and Sale Agreement (including all Exhibits, Schedules and other attachments hereto) as the same may be amended, supplemented or otherwise modified from time to time.

“Associate” or “Associates” means (a) each Seller and each Principal, (b) each Affiliate of each Person described in (a) above, (c) each Person, if any, who is, directly or indirectly, the beneficial owner of 10% or more of any class of Equity Interest of each Person described in (a)-(b) above, (d) each Person in which each Person described in (a)-(c) above is, directly or indirectly, the beneficial owner of 10% or more of the Equity Interest or any class of Equity Interest of such Person, (e) each trust or other estate in which each Person described in (a)-(d) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (f) each director, manager, partner or officer of each Person described in (a)-(e) above and (g) each spouse or child living in the same household of each natural person described in (a)-(f) above.

“Assumed Obligations” means (a) all Obligations of each Seller under each Company Contract (other than the Jeffboat Contract Obligations) existing on the date hereof that is either listed on Schedule 1(a) or entered into after the date hereof in accordance with Section 5(c) and that a copy thereof was promptly thereafter provided to the Investor, in each case to the extent such Obligations are attributable to facts, circumstances or events (including complete performance, partial performance or a failure to perform) occurring after the Closing Date and (b) all Obligations of Investor with respect to Taxes in accordance with Section 10(f).  Notwithstanding the foregoing, Assumed Obligations shall not include any Obligations relating to, arising from or otherwise attributable to the Seller Entities’ Transaction Costs, Indebtedness or any portion of the Business of the Sellers not directly relating to the Acquired Assets.

“Bank Loans” means loans identified on the attached Schedule 1(c).

“Bank Loans Balance” means the aggregate amount outstanding under the Bank Loans from time to time.

“Barge Construction Contracts” means the Jeffboat Contract and the Trinity Contract.

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or reasonably could be expected to form the basis for any specified consequence.

“Business” means the operations, assets, liabilities, obligations, prospects, relationships and activities of each Seller or in any way relating to the Company Assets or reflected in the Financial Statements.

“Cash Consideration” means the Purchase Price minus the Unit Consideration Amount.

“Closing” has the meaning set forth in Section 2(d).

“Closing Date” has the meaning set forth in Section 2(d).

“Closing Statement” has the meaning set forth in Section 2(g)(ii).

“COBRA” has the meaning set forth in Section 5(n)(x).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Common Units” has the meaning ascribed to such term in the Parent’s partnership agreement.

“Company Assets” means all rights, title and interest in and to (a) all assets and rights owned by the Sellers, including the Acquired Equity Interests including any proceeds therefrom, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of each Seller or in the Financial Statements of the Sellers, and (c) all assets and rights described in Exhibit A.

“Company Contracts” means every oral or written contract to which each Seller is a party or to which any Company Asset is subject, including any listed on Schedule 4(k) and any entered into after the date of this Agreement.

“Company Insurance Policies” means those policies of insurance, the current policies of which are listed on Schedule 4(v), that each Seller or any of their Affiliates maintain covering the Business, the Company Assets or the Sellers.

“Company Land” means the Company Assets constituting tracts or parcels of land, whether owned or leased, that are used in or relate to the Business or the Company Assets, which is more particularly described on Schedule 1(b).

“Company Leased Assets” means all Company Assets (other than the Company Land) in which each Seller owns or holds a leasehold interest. Part II of Exhibit A is a listing of all of the material Company Leased Assets.

“Company Plans” means the applicable compensation and employee benefit plans, programs and arrangements offered by the Sellers and their Affiliates from time to time.

“Company Real Property” means (i) the Company Land together with (ii) all buildings and other structures, facilities or improvements currently or hereafter located thereon and permanently affixed thereto; (iii) all related appurtenances constituting real property (including fixtures); and (iv) all easements, licenses, Permits, rights and appurtenances relating to the property described in the foregoing clauses (i) and (ii).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated February 12, 2008 between the Parent and Grifco.

“Confidential Information” means (i) any information concerning the existence or nature of this Agreement or the transactions contemplated hereby, (ii) any confidential,  proprietary and/or trade secret information of or relating to the Investor Parties and their Affiliates (including the Acquired Assets or the Assumed Obligations) and (iii) any confidential or non-public proprietary information relating to the Investor Parties and their Affiliates furnished to the Sellers in the Investor’s Schedules.

“Continued Employees” means, collectively, all Eligible Employees of each Seller and their Affiliates who accept employment with Marine Transportation or one of its Affiliates pursuant to the offers described in Section 5(n).

“Courts” has the meaning set forth in Section 12(l)(i).

“Covered Legal Costs” means up to $250,000 of attorneys’ fees and expenses reasonably incurred and actually paid or payable by the Seller Entities and their Affiliates in connection with this Agreement and the transactions contemplated herein.

“Damage Amount” means, with respect to any and all damage, destruction or condemnation covered by Section 5(e) in the aggregate, the amount equal to 115% of the replacement cost of the underlying asset.

“Deductible Notice” has the meaning set forth in Section 5(n)(xi).

“Deed” means a properly executed and acknowledged special warranty deed in the form of Exhibit C conveying to Marine Transportation title to all Company Real Property, in recordable form for recording in the county in which such Company Real Property is located.

“DG JV” means DG JV, LLC, a Delaware limited liability company.

“DGMT Holdings” means DGMT Holdings, LLC, a Delaware limited liability company.

“Eligible Employees” has the meaning set forth in Section 4(x)(i).

“Employment Agreements” means the Employment Agreements between Marine Transportation (or one of its designated affiliates) and each of the Principals substantially in the form of Exhibit D to be entered into at the Closing.

“Encumbrance” means any mortgage, pledge, lien (including maritime liens and preferred maritime liens), encumbrance, charge, security interest, order, Preferential Right, equitable interest, covenant (including any negative covenant), consent or notice right defect in title, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental” or “Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground and drinking), sediments, ambient air, plant life, animal life and all other environmental media or natural resources.

“Environmental Requirements” means all orders, contracts and Laws concerning or relating to or imposing liability for pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving any Hazardous Substances, each as amended and as now in effect and in effect at Closing.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” means the Interim Financial Statements together with the Year-End Financial Statements.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means the United States or any agency thereof and any state, county, parish, city or other political subdivision, agency, court or instrumentality.

“Grifco” has the meaning set forth in the preamble.

“Grifco GP” means Grifco Management, L.L.C., a Texas limited liability company.

“Grifco Two” has the meaning set forth in the preamble.

“Grifco Two Acquired Equity Interest Contribution Agreements” means the Grifco Two Acquired Assets Contribution Agreements substantially in form of Exhibits B-4(A) and B-4(B) to entered into at the Closing.

“Hazardous Substances” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “solid wastes,” “hazardous materials,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “pollutants,” “contaminants,” “toxic chemicals,” “toxics,” “hazardous chemicals,” “extremely hazardous substances,” “regulated substances” or “pesticides” as defined in any applicable Environmental Requirements; (b) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, petroleum and natural gas products or byproducts or polychlorinated biphenyls and (c) any other chemical, material, substance, or force regulated under any Environmental Requirement.

“Holding Period” has the meaning set forth in Section 6(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Indebtedness” means, on a consolidated basis, all Obligations of each Seller for (a) borrowed money, (b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person, and (e) any other liability, indebtedness or Obligation secured by a mortgage, lien or other security interest on any Company Assets (other than a Permitted Encumbrance).

“Indemnified Party” has the meaning set forth in Section 9(d)(i).

“Indemnifying Party” has the meaning set forth in Section 9(d)(i).

“In-Service” means, with respect to the relevant vessel, Marine Transportation and a creditworthy customer reasonably acceptable to Marine Transportation have entered into a charter or similar contract containing terms substantially similar to (or more favorable to Marine Transportation than) those contained in Marine Transportation’s then-existing Tow-Contracts, and such vessel has commenced commercial operations pursuant to such contract.  Without limiting the generality of the foregoing, (i) such contract terms shall include and require that (i) Marine Transportation has been able to man such vessel with a crew in number and with qualifications required by such contract and for wages and other terms at least as favorable to Marine Transportation as the terms under which other similarly-situated crews of Marine Transportation are employed and (ii) the Investor and each Seller acknowledge and agree that the term “In-Service” includes the requirement that, after the Closing Date, Marine Transportation has been able to acquire three refurbished push boats in condition and size and with operating capabilities comparable to or better than that of the M/V LILLIAN SIMONE GRIFFIN, which three push boats, along with another push boat owned by Marine Transportation as of the Closing Date and the eight new barges acquired under the Barge Construction Contracts, will result in a net increase to Marine Transportation’s fleet of four new Tows.

“Insurance Rights” means, subject to any deductible or similar limitation, the right of the Investor to cause the Sellers to file and pursue claims under any Company Insurance Policy, and deliver any proceeds related thereto to Investor, to the extent such claim relates any Acquired Asset or Assumed Obligation or Jeffboat Contract Obligations.

“Insured Property” has the meaning set forth in Section 5(h).

“Intellectual Property” means all intellectual property rights used by each Seller in connection with the Business that arise from or in respect of the following: (a) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, and all applications, registrations and renewals thereof, (c) copyrights and registrations and applications therefor, works of authorship and mask work rights, (d) Software and (e) Technology; provided, however, that Intellectual Property does not include Software of a general nature that is licensed by the Sellers and not unique to the Sellers, such as accounting, tax and similar Software.

“Interim Financial Statements” means the unaudited consolidated balance sheets, statements of income, statements of partners’ capital, and statements of cash flows for the Sellers and their consolidated Subsidiaries as of, and for the most recently ended calendar quarter and the interim period from January 1, 2008 to the last day of such quarter.

“Investor” has the meaning set forth in the preamble.

“Investor Parties” means the Investor, the Parent, the Parent GP, and TD Marine.

“Investor Indemnitees” means (a) the Investor Parties, (b) each Affiliate of the Investor Parties and (c) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (a) or (b) above, but only to the extent such Person is acting in such capacity.

“Jeffboat” means Jeffboat LLC, a limited liability company.

“Jeffboat Barges” means the two double skin lead rake tank barges and the two double skin trail rake tank barges to be constructed by Jeffboat as described in the Jeffboat Contract.

“Jeffboat Contract” means that certain Contract No. 9115 dated July 12th, 2006 between Grifco Two and Jeffboat, as such contract has been amended by that certain Settlement Agreement dated November 27, 2007 between Jeffboat and Shore Thing.

“Jeffboat Contract Obligations” means all Obligations of any Seller under the Jeffboat Contract, in each case, to the extent such Obligations are attributable to facts, circumstances or events (including complete performance, partial performance or a failure to perform) occurring after the Closing Date.

“Jeffboat In-Service Date” means, after Jeffboat has delivered, and Marine Transportation has accepted, the fourth and final vessel to be delivered under the Jeffboat Contract in compliance with the terms thereof, the 30th day after the date on which the last of such vessels to be placed In-Service is placed In-Service.

“Jeffboat Payment Date” means the later of (i) the first business day immediately following the Jeffboat In-Service Date and (ii) December 31, 2009.

 “Knowledge” means the actual conscious awareness , without inquiry, of (i) with respect to the Investor, the individuals listed on Schedule 1(d)(i), and (ii) with respect to the Sellers, the individuals listed on Schedule 1(d)(ii).

“Law” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, common law, charge or other restriction of any applicable Governmental Authority, including any Shipping Law, as in effect as of the date hereof with respect to any representation or warranty made on the date hereof, and as in effect on the Closing Date with respect to any other representation, warranty, agreement, covenant, closing condition or other matter hereunder.

“Lock-Up Agreement” means an agreement substantially in the form of Exhibit Q.

“Marine Holdings” means DG Marine Holdings, LLC, a Delaware limited liability company.

“Marine Transportation” means DG Marine Transportation, LLC, a Delaware limited liability company.

“Marine Redemption Agreement” means the Redemption Agreement to be entered into by and among Grifco, Investor, Marine Holdings and Marine Transportation, pursuant to which Marine Transportation will redeem all of its membership interests held by Grifco in the form of Exhibit R.

“Marine Transportation Plans” means the applicable compensation and employee benefit plans, programs and arrangements offered by Marine Transportation from time to time.

“Non-Assigned Asset” has the meaning set forth in Section 6(d).

“Non-Competition Agreements” means those agreements entered into at the Closing between Marine Transportation (or one of its designated affiliates) and the  Principals, in the form of Exhibit E.

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Ordinary Course of Business” means the ordinary course of business consistent with the applicable Person’s past custom and practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Party” or “Parties” means any of the Investor, Parent, TD Marine, or any Seller, individually or collectively, as the case may be.

“Parent” has the meaning set forth in the preamble.

“Parent Contracts” has the meaning set forth in Section 3(k).

“Parent GP” means Genesis Energy, Inc., a Delaware corporation.

“Parent Guaranty” means that certain Parent Guaranty substantially in the form of Exhibit F to be executed at Closing.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance relating to the rights, obligations, businesses, results of operations or condition (financial or otherwise) and properties of the Parent (including its consolidated subsidiaries), taken as a whole, that, individually or in the aggregate, with other changes, effects, events, conditions or other circumstances materially and adversely affect the value of such rights, obligations, business, results of operations or condition (financial or otherwise) and properties; provided that in determining whether a Parent Material Adverse Effect has occurred, changes, effects, events, conditions or other circumstances relating to (a) the industries in which the Parent operates, (b) United States or global economic conditions or financial markets in general or (c) the transactions contemplated by this Agreement, shall not be considered to give rise to or constitute a Parent Material Adverse Effect; provided further, however, that to be excluded under subsection (a)–(c) above, such change, effect, event, condition or other circumstance may not disproportionately affect, as compared to others in such industry, the Parent, or its rights, obligations, businesses, results of operation or condition (financial or otherwise) or properties.

“Permit” has the meaning set forth in Section 3(l).

“Permitted Encumbrances” means (i) any liens securing Taxes and assessments that are not yet due; (ii) any maritime liens, inchoate, mechanic’s, materialmen’s and similar liens incurred in the Ordinary Course of Business and securing amounts that are not yet past due; (iii) any Obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any assets of any relevant Person in any manner, including any applicable laws; (iv) any inchoate liens or other Encumbrances incurred in the Ordinary Course of Business and created pursuant to any operating, construction, operation and maintenance, co-owners, cotenancy, lease or other operating agreements for which amounts are not yet past due; (v) vendor’s liens in respect of trade payables of the Sellers incurred in the Ordinary Course of Business and not yet past due; (vi) any easements, rights-of-way, restrictions and other similar arrangements incurred in the Ordinary Course of Business and which do not in any case materially interfere with the use of the affected Company Asset in the manner in which it is used in the Business; and (vii) any easements, rights-of-way, restrictions, minor title defects and other similar Encumbrances that are listed as title exceptions in the Title Commitment other than delinquent standby fees, taxes and/or assessments or any similar charges in a fixed sum or capable of computation as a fixed sum.

“Permitted Indebtedness” means the Bank Loans Balance and Obligations owed to the Principals as set forth on Schedule 1(e).

“Person” means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Post-Closing Tax Return” means any Tax Return that is required to be filed for the Sellers with respect to a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending on or before the Closing Date.

“Pre-Closing Tax Return” means any Tax Return that is required to be filed for the Sellers with respect to a Pre-Closing Tax Period.

“Preferential Rights” has the meaning set forth in Section 4(q).

“Prime Rate” means that variable rate of interest per annum published from time to time in the Wall Street Journal as the prime rate at the time such rate must be determined under the terms of this Agreement.

“Principal” means each of Edgar C. Griffin, Sr., an individual, Edgar C. Griffin, Jr., an individual, and Richard R. Alexander, an individual.

“Proposed Closing Statement” has the meaning set forth in Section 2(g)(i).

“Purchase Price” means up to $92,000,000 (comprised of cash and Common Units to the extent payable (and allocated) as provided in Article 2) plus (i) the amount, if any, by which the total of the Purchase Price Increases exceed the total of the Purchase Prices Decreases, or minus (ii) the amount, if any, by which the total of the Purchase Price Decreases exceed the total of the Purchase Price Increases.

“Purchase Price Decreases” means, without duplication, (i) the pro rata portion of ad valorem and other property Taxes accruing and unpaid prior to the Closing Date for the first Tax period ending after the Closing Date with respect to the Acquired Assets, (ii) any reduction of the Purchase Price pursuant to Section 5(e) (Damage or Condemnation), (iii) any reduction of the Purchase Price pursuant to Section 10(d) (Straddle Period Taxes), and (iv) any other Purchase Price decreases contemplated by this Agreement.

“Purchase Price Increases” means, without duplication, (i) payments actually made by any Seller prior to Closing in connection with regularly scheduled construction payments under the Barge Construction Contracts, but, in each such case, only to the extent such payments constitute capital expenditures in accordance with GAAP, (ii) any prepaid Taxes relating to a Post-Closing Tax Period, (iii) any prepaid expenses relating to the Business or its operations post-Closing, (iv) the amount of Covered Legal Costs, if any, and (v) any other Purchase Price increases contemplated by this Agreement.

“Reorganization Assets” means (i) any cash, cash equivalents or and trade receivables constituting current assets of the Sellers and generated in the Ordinary Course of Business from services rendered by the Sellers, (ii) the Company Insurance Policies issued to each Seller and all rights thereunder, subject to the Marine Transportation’s Insurance Rights, (ii) the Tax Records, (iii) the Sellers’ Retained Information, (iv) the Reorganization Contracts, and (vi) the other assets listed on Schedule 1(e).    For the avoidance of doubt, the term Reorganization Assets shall not include any cash, cash equivalents or trade receivables attributable to the sale or other disposition of any assets (including any Company Contracts, Vessels or parts), or liquidated damages pursuant to the Jeffboat Contract.  The Reorganization Assets will be transferred by dividend, assignment or otherwise by each Seller to one or more Affiliates pursuant to Section 5(o).

“Reorganization Contracts” means the Company Contracts related to the Bank Loans and the other contracts listed on Schedule 1(f).

“Retained Obligations” means (i) other than the Assumed Obligations and the Jeffboat Contract Obligations, all Obligations relating to, arising from or otherwise attributable to the Sellers, the Company Assets or the Business, in each case, to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing, including (a) severance Obligations, if any, relating to the Sellers’ employees, officers or directors, (b) unfunded employee benefit plan Obligations, (c) Obligations relating to Environmental Requirements, and (d) any pending litigation, or (e) to the extent not included in a Purchase Price Decrease, the pro rata portion of ad valorem and other property Taxes accruing and unpaid prior to the Closing Date for the first Tax period ending after the Closing Date with respect to the Acquired Assets; (ii) all Obligations relating to, arising from or otherwise attributable to (A) Obligations to pay any Seller Entities’ Transaction Costs other than the Covered Legal Costs constituting a Purchase Price Increase, (B) Obligations relating to Indebtedness, (C) the Obligations of each Seller with respect to Taxes in accordance with Section 10(f) and (D) Obligations under the Reorganization Contracts; (iii) all liability arising under Section 414(o) of the Code, or from having been under “common control” with the Sellers, within the meaning of Section 4001(a)(14) of ERISA; and (iv) any Environmental condition, claim or loss existing, arising, or caused prior to the Closing, including, in the case of (i) through (iv) above, the matters disclosed on the Schedules to this Agreement with respect to the subject matter of such Schedules.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3(o).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Security Agreement” means an agreement substantially in the form of Exhibit G, to be entered into at Closing.

“Sellers” has the meaning set forth in the preamble.

“Seller Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance relating to the rights, obligations, business, results of operations or condition (financial or otherwise) and properties of the Seller Entities (including their consolidated subsidiaries), Company Assets, or Business taken as a whole, that, individually or in the aggregate, with other changes, effects, events, conditions or other circumstances adversely affect the value of such rights, obligations, business, results of operations or condition (financial or otherwise) and properties; provided that in determining whether a Seller Adverse Effect has occurred, changes, effects, events, conditions or other circumstances relating to (a) the industries in which each Seller operates, (b) United States or global economic conditions or financial markets in general or (c) the transactions contemplated by this Agreement, shall not be considered to give rise to or constitute a Seller Adverse Effect; provided further, however, that to be excluded under subsection (a) – (c) above, such condition may not disproportionately affect, as compared to others in such industry, the Seller Entities, or their respective rights, obligations, businesses, results of operation or condition (financial or otherwise) or properties.

“Seller Entities” means all of the Sellers and the Acquired Companies.

“Seller Indemnitees” means (a) each Seller, (b) each Affiliate of each Seller and (c) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (a) or (b) above, but only to the extent such Person is acting in such capacity.

“Seller Material Adverse Effect” means a Seller Adverse Effect that, individually or in the aggregate, is material.

“Seller Parties” means the Seller Entities and the Principals.

“Seller Required Consents” has the meaning set forth in Section 8(a)(vii).

“Seller Retained Information” means information and records pertaining to the Retained Obligations and information relating to Affiliates and Associates of the Seller Entities.

“Seller Entities’ Transaction Costs” all expenses, charges, liabilities, Obligations, expenditures or other costs of the Seller Entities and their Affiliates relating to the preparation for, or the discussion, negotiation, documentation and closing of, the transactions contemplated by this Agreement, including, without limitation, any fees and reimbursements paid to any agent or consultant, including attorneys, brokers, finders, financial and other advisors and accountants.

“Shipping Laws” means all statutory laws and regulations and general maritime laws of the United States of America, including the Shipping Act of 1916 and the Merchant Marine Act of 1920, governing the identification, documentation, ownership, crewing, inspection and operating of United States documented and coastwise trade endorsed vessels, as same have been amended from time to time and as same has now been amended, consolidated and restated at Pub. Law No. 109-304,120 Stat. 1485 (2006), Title 46 United States Code Shipping [Revised], Sections 1 to 105 and 2101 and following.

“Shore Thing” has the meaning set forth in the preamble.

“Shore Thing Acquired Assets” has the meaning set forth in Section 2(b)(vii).

“Software” means any and all of the following that are used by (or for the benefit of) the Seller: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.

“Straddle Return” means a Tax Return for a Straddle Period.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the issued and outstanding Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the partners, directors, managers, or other governing body that will control the management of such entity is owned by such Person directly or through on or more other Subsidiaries of such Person.

“Survey” has the meaning set forth in Section 5(h).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec.59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other person whether or not shown as due or payable on any Tax Return or Tax Records.

“Tax Benefit” means an amount by which the Tax liability of a Party (or group of Persons including the Party) is reduced (including by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement of refund, credit, or otherwise).

“Tax Protection Percentage” has the meaning set forth in Section 10(p).

“Tax Records” means all Tax Returns and Tax-related work papers relating to the Sellers, the Company Assets and the Business.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“TD Marine” has the meaning set forth in the preamble.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials that are used by the Sellers in connection with the Business.

“Third Party Claim” has the meaning set forth in Section 9(d)(i).

“Title Commitment” has the meaning set forth in Section 5(h).

“Title Company” has the meaning set forth in Section 5(h).

“Tow” means one push boat and two barges.

“Tow-Contract” means a contract with a customer under which Marine Transportation is providing product transportation services in the Ordinary Course of Business using a Tow.

“Transaction Agreements” means this Agreement, the Employment Agreements, the Non-Competition Agreements, the Security Agreement, the Lock-Up Agreements, the Parent Guaranty, the Acquired Assets Contribution Agreements, the Grifco Two Acquired Equity Interest Assignments, Acquired Equity Interest Assignment, the Acquired Equity Interest Contribution Agreement, the Marine Redemption Agreement, the Deed, the Tax Certifciate, the Vessel Conveyance Documents, the Vessel Certificates and Reports, and all other bills of sale and contracts executed and delivered in connection with the transactions contemplated herein.

“Transfer” means any action by any Seller Party or its Affiliates to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any legal or beneficial interest in the Units or any other Parent interests issued in respect of such Units.

“Trinity” means Trinity Marine Products, Inc., a Delaware corporation.

“Trinity Barges” means two double skin lead rake tank barges and the two double skin trail rake tank barges to be constructed by Trinity as described in the Trinity Contract.

“Trinity Contract” means that certain Vessel Construction Contract dated May 31, 2007 between Trinity and Grifco.

“Trinity In-Service Date” means, after Trinity has delivered, and Marine Transportation has accepted, the fourth and final vessel to be delivered under the Trinity Contract in compliance with the terms thereof, the 30th day after the date on which the last of such vessels to be placed In-Service is placed In-Service.

“Trinity Payment Date” means the later of (i) the first business day immediately following the Trinity In-Service Date and (ii) December 31, 2008.

“Unit Consideration Amount” means $16,666,667.

“Unit Trading Price” means the average closing price of a Common Unit during the five consecutive trading days ending on the date that is the second trading day immediately following the date of this Agreement.

“Units” means a number of Common Units determined by dividing the Unit Consideration Amount by the Unit Trading Price and rounding such number up to the nearest whole number of Common Units.

“Vessel Conveyance Documents” means each (i) bill of sale required for the conveyance of the Vessels, in the form prescribed by the National Vessel Documentation Center and the U.S. Coast Guard, (ii) a Protocol of Delivery and Acceptance for each Vessel in the form set forth in Exhibit H hereto, and (iii) any other documents reasonably requested by Investor to convey title to the Vessels from Grifco to Marine Transportation.

“Vessel Reports and Certificates” means the various reports, certificates, log books and response plans listed in Exhibit I hereto.

“Vessels” means all of the barges, tow boats, and push boats, together with their machinery, engines and equipment, anchors, cables, tackle, furniture, and all other necessaries thereto appertaining and belonging which are part of the Acquired Assets, as more particularly described on Exhibit A hereto.

“WARN Act” has the meaning set forth in Section 4(x)(iv).

“Year-End Financial Statements” means the audited consolidated balance sheets, statements of income, statements of partner’s capital and statements of cash flow for the Seller Entities and their consolidated Subsidiaries as of, and for the years ended December 31, 2007, 2006 and 2005.

2.             Contribution, Sale and Redemption.

(a)           Contribution and Sale of Acquired Assets and Redemption.  Subject to the terms and conditions of this Agreement, each Seller agrees to contribute or sell, convey and transfer to the Persons listed below (or their designee), and the Investor agrees to cause such Persons to acquire (or cause its designee to acquire), all rights, title and interest in and to such interests set forth in (i)-(v) below.  In addition, TD Marine agrees to acquire (or cause its designee to acquire) all rights, title and interest in and to the interest set forth in (i)-(ii) below.

(i)            Grifco will sell, convey and transfer to TD Marine, and TD Marine will purchase, a 90.66% Equity Interest in DG JV for $25,497,000, free and clear of all Encumbrances other than as set forth in the Organizational Documents of DG JV;

(ii)           Shore Thing will sell, convey and transfer to TD Marine, and TD Marine will purchase, a 0.01% Equity Interest in DG JV for $3,000 free and clear of all Encumbrances other than as set forth in the Organizational Documents of DG JV;

(iii)           Grifco will contribute, convey and transfer to the Parent, and  the Parent will acquire, a 9.33% interest in DG JV for $2,625,000 in cash, in each case, free and clear of all Encumbrances other than as set forth in the Organizational Documents of DG JV;

(iv)           Grifco will contribute, convey and transfer to the Parent, and the Parent will acquire a 25% interest in Marine Holdings for an aggregate amount of $9,375,000 (consisting of  $5,208,333 in cash and $4,166,667 of the Unit Consideration Amount in Units) and will acquire a 17.5% interest in Marine Transportation for $12,500,000 of the Unit Consideration Amount in Units) in each case, free and clear of all Encumbrances other than as set forth in the Organizational Documents of Marine Holdings and Marine Transportation, respectively.

(v)           Pursuant to the Marine Redemption Agreement, Marine Transportation shall redeem for $30,000,000 all of its membership interest held by Grifco (30%), resulting in Marine Transportation being owned 75% by Marine Holdings and 25% by Investor.

(b)           Sequence of Transfer.   The sales, contributions and transfers described in Section 2(a) and the related transactions above will occur following the formation, transfers, assignments and contributions made in the sequence below:

(i)            Prior to the date of this Agreement, the Sellers formed DGMT Holdings, DG JV, Marine Holdings and Marine Transporation.

(ii)           DGMT Holdings is initially wholly owned by Grifco.  DG JV is initially wholly owned by Grifco. Marine Holdings is initially 75% owned by DG JV and 25% by Grifco. Marine Transportation is initially 52.5% owned by Marine Holdings and 47.5% by Grifco.

(iii)           Each of the Sellers shall distribute the Reorganization Assets to one or more Persons other than any Acquired Company or Seller.

(iv)           The Principals will assign all of their limited partnership interest (which constitutes 99% of the Equity Interests) in Grifco Two to Grifco free and clear of all Encumbrances other those created by the Organizational Documents of Grifco Two;

(v)            Grifco GP will assign all of its general partnership interest (which constitutes one (1)% of the Equity Interests) in Grifco Two to DGMT Holdings free and clear of all Encumbrances, other those created by the Organizational Documents of Grifco Two;

(vi)           Grifco will contribute the Acquired Assets owned by Grifco (including the Acquired Equity Interest in DGMT Holdings and Grifco Two, but excluding the Acquired Equity Interests in DG JV, Marine Holdings and Marine Transportation) to Marine Transportation, free and clear of all Encumbrances other than, in the case of the Acquired Assets, Permitted Encumbrances, and in the case of the Acquired Equity Interest in DGMT Holdings and Grifco Two, free and clear of all Encumbrances other than those created by the Organizational Documents of Grifco Two and DGMT Holdings;

(vii)         Shore Thing will contribute, convey and transfer to DG JV all of the Acquired Assets owned by Shore Thing (the “Shore Thing Acquired Assets”), free and clear of all Encumbrances other than any Permitted Encumbrances, and DG JV will issue 0.01% of the membership interest in DG JV to Shore Thing.

 (viii)       DG JV will contribute, convey and transfer all of the Shore Thing Acquired Assets to Marine Holdings, which will contribute, convey and transfer all such assets to Marine Transportation, in each case, free and clear of all Encumbrances other than any Permitted Encumbrances.

(ix)           The Seller Parties will execute and cause the Acquired Companies, as applicable, to execute and deliver the Transaction Agreements in order to consummate the transactions contemplated herein, in the sequence herein, including those contemplated in Section (a).

(c)           Consideration and Allocation.

(i)            In consideration for the contribution, conveyance and transfer of the Acquired Assets (including the Acquired Equity Interests) as contemplated in (a) above, (x) the Investor agrees to deliver or cause to be delivered the Purchase Price to (or for the benefit of) the Sellers, paying the Cash Consideration by wire transfer of immediately available funds, to Grifco or its designee(s) and to cause the Parent to issue the Units to Grifco or its designee(s), in each case, to the extent provided below. Grifco shall be responsible for allocating and distributing the payments and Units among the Sellers, and Investor shall have no responsibility or liability hereunder for Grifco’s allocation and distribution of the Purchase Price among the Sellers.

(A)           At the Closing, the Parent shall deliver to Grifco or its designee(s) (for the benefit of the Sellers) the Units to (and in the name of) Grifco or its designee(s).  At the Closing, TD Marine shall deliver to Grifco and Grifco Two, $25,500,000 as a portion of the Cash Consideration.  At the Closing, the Investor shall deliver (or cause to be delivered) to Grifco(x) the Units and (y) a portion of Cash Consideration in an amount equal to the difference between the estimated Purchase Price as set forth in the Proposed Closing Statement less the sum of (1) the Unit Consideration Amount, (2) $12,000,000 and (3) $25,500,000; which Cash Consideration payment shall include the $30,000,000 payable to Grifco pursuant to the Marine Redemption Agreement.  The Investor and TD Marine shall remit such amounts directly to the Sellers’ lenders (or their agents), on behalf of the Sellers, a portion of such Cash Consideration equal to the amount of the outstanding Bank Loans Balance as of the Closing Date (in each case, including interest and fees, if any), and the Investor shall remit the balance of such Cash Consideration to Grifco, Shore Thing or their designees.

(B)           On the earlier to occur of the Jeffboat Payment Date or the Trinity Payment Date, the Investor shall deliver to Grifco a portion of the Cash Consideration in an amount equal to the sum of (x) $6,000,000 and (y) interest, if any, accruing daily at the Prime Rate from the relevant In-Service Date to the relevant payment date.

(C)           On the later to occur of the Jeffboat Payment Date or the Trinity Boat Payment Date, the Investor shall deliver  to Grifco the sum of (x) the positive difference, if any, between (A) the Aggregate Barge Payment Amount less (B) $6,000,000 and (x) interest, if any, accruing daily at the Prime Rate from the relevant In-Service Date to the relevant payment date.

(D)           On the date contemplated by Section 2(g)(iv), the Investor shall deliver  to Grifco an amount of Cash Consideration (if any), required to be paid by the Investor pursuant to Section 2(g).

(ii)           The estimated Purchase Price (as adjusted pursuant to Section 2(g)) shall be allocated among the Acquired Assets as set forth in Section 10(n).

(iii)           Notwithstanding anything to the contrary herein, it is expressly agreed by the Parties that the Investor may reduce the payments required pursuant to Sections 2(c)(i)(B) and 2(c)(i)(C) to the extent of any indemnity payments owed by the Sellers to the Investor.  It is expressly agreed that the Investor’s option to reduce such payments is a non-exclusive remedy and nothing in this Section 2(c)(iii) shall prohibit the Investor from exercising any other remedy to which it may be entitled under this Agreement, at law or in equity.  The Investor shall give notice to the Sellers as soon as reasonably practicable of any reduction of payment made pursuant to this Section 2(c)(iii).  To the extent a reduction in payment has been made pursuant to this Section 2(c)(iii) and the Parties subsequently agree that a reduced payment or no indemnity payment is owed by the Sellers to the Investor, the Investor shall promptly pay the amount of any such reduction to the Sellers.

(d)           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana, 44th Floor, Houston, Texas, commencing at 9:00 a.m., local time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(e)           Sellers’ Deliveries at the Closing.  At the Closing, the Sellers shall deliver to the Investor:

(i)            The Acquired Assets Contribution Agreements, duly executed by the parties thereto.

(ii)           The Deed duly executed by Shore Thing.

(iii)           Copies of the current Certificates of Documentation for each Vessel, the originals of which are aboard each such Vessel.

(iv)          The Vessel Conveyance Documents duly executed by Grifco.

(v)           The Vessel Reports and Certificates.

(vi)           Satisfactions of Mortgage in U.S. Coast Guard approved form duly executed by the mortgagee and otherwise ready for filing and recording with the U.S. Coast Guard National Vessel Documentation Office.

(vii)         The Acquired Equity Interest Assignment, duly executed by each appropriate Seller.

(viii)        The Grifco Two Acquired Equity Interest Assignments, duly executed by Grifco, DGMT Holdings, the Principals and Grifco GP, as appropriate.

(ix)           The Acquired Equity Interest Contribution Agreement, duly executed by Grifco.

(x)            The Lock-up Agreements, duly executed by each Principal.

(xi)           The Employment Agreements, duly executed by each Principal.

(xii)          The Non-Competition Agreements, duly executed by each Principal.

(xiii)         The Security Agreement, duly executed by Grifco and each of the Principals.

(xiv)         Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Acquired Assets for which a certificate of title or origin evidences title (other than the Vessels), and with respect to any applicable Acquired Assets, together with properly completed assignments of such vehicles or other equipment to Marine Transportation, duly executed by the appropriate Seller.

(xv)          Such other Vessel conveyance documents, bills of sale, assignments and other instruments of transfer or conveyance as the Investor may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Marine Transportation.

(xvi)         A release of all Encumbrances relating to Indebtedness for borrowed money identified in Schedule 4(e)(i), without any post-Closing liability or expense to the Investor or the Acquired Companies, in form and substance reasonably acceptable to the Investor.

(xvii)        An Officer’s certificate for each Seller Entity, in the form of Exhibit J, duly executed on behalf of such Seller Entity by the general partner of each Seller Entity.

(xviii)       A Secretary’s certificate for each Seller Entity, in the form of Exhibit K duly executed on behalf of the Seller Entities.

(xix)          An opinion of Strasburger & Price, LLP, in the form of Exhibit L.

(xx)           An acknowledgement of acceptance of all terms and conditions of the Parent’s partnership agreement, including a power of attorney, as provided in the Parent’s partnership agreement, in the form of Exhibit M, executed by the Sellers.

(xxi)          All other Transaction Agreements required to be delivered by the Seller Entities, duly executed by or on behalf of such Seller Entity.

(f)           Investor Deliveries at the Closing.  At the Closing, (x) TD Marine shall deliver or cause to be delivered to the Seller Entities the Acquired Equity Interest Assignment and (y) the Investor shall deliver or cause to be delivered to the Seller Entities:

(i)           The Employment Agreements, duly executed by Marine Transportation (or one of its designated Affiliates).

(ii)           The Security Agreement, duly executed by the Investor and an affiliate of the Investor.

(iii)          The Parent Guaranty, duly executed by the Parent.

(iv)          An opinion of Akin Gump Strauss Hauer & Feld, LLP, in the form of Exhibit N.

(v)           All other Transaction Agreements required to be delivered by the Investor Parties, duly executed by or on behalf of such Investor Party.

(vi)          Delivery of the Units issued by the Parent to Grifco or its designee(s) and that portion of the Cash Consideration required pursuant to Section 2(c)(i)(A).

(g)           Proposed Closing Statement and Post-Closing Adjustment.

(i)           At least five (5) business days prior to the Closing Date, the Investor, with the assistance of the Sellers, shall cause to be prepared and delivered to the Sellers a statement (the “Proposed Closing Statement”), setting forth: the Investor’s reasonable good faith estimate, including reasonable detail, of the estimated Purchase Price and the components thereof, including any estimated Purchase Price Increases and Purchase Price Decreases, any Adverse Consequences resulting from or attributable to any inaccuracy, violation or breach of any representations, warranties or covenants of the Sellers under this Agreement, and any other adjustments expressly provided by this Agreement.

(ii)           As soon as practicable, but in any event no later than 45 days following the Closing Date, the Investor, with the assistance of the Sellers, shall cause to be prepared and delivered to the Sellers a statement, including reasonable detail, of the estimated Purchase Price and the components thereof, including any estimated Purchase Price Increases and Purchase Price Decreases, any Adverse Consequences resulting from or attributable to any inaccuracy, violation or breach of any representations, warranties or covenants of the Sellers under this Agreement and any other adjustments expressly provided by this Agreement (the “Closing Statement”).

(iii)          Upon receipt of the Closing Statement, the Sellers and the Sellers’ independent accountants shall be permitted to examine the schedules and other information used or generated in connection with the preparation of the Closing Statement and such other documents as the Sellers may reasonably request in connection with its review of the Closing Statement.  Within 30 days of receipt of the Closing Statement, the Sellers shall deliver to the Investor a written statement describing in reasonable detail its objections, if any, to any amounts or items set forth on the Closing Statement.  If the Sellers do not raise objections within such period, then the Closing Statement shall become final and binding upon the Sellers.  If the Sellers raise objections, the Parties shall negotiate in good faith to resolve any such objections.  If the Parties are unable to resolve any disputed item (other than disputes involving the application or interpretation of the Law or other provisions of this Agreement) within 15 days after the Sellers’ delivery to Investor of its written statement of obligations to the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item in accordance with the terms of this Agreement within 30 days.  The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties, and the Closing Statement, as adjusted by the resolution of the disputed items, shall thereupon become final and binding.  The fees and expenses of such accounting firm shall be paid one-half by the Investor and one-half by the Sellers.  The Parties agree that any disputed item related to the application or interpretation of the Law or other provisions of this Agreement shall not be resolved by the designated accounting firm, but shall instead be resolved by litigation among the Parties if the Parties are unable to resolve such disputed item through agreement.

(iv)           If the Purchase Price as set forth on the Closing Statement exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, the Investor shall pay the Sellers cash in the amount of such excess.  If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Sellers shall pay to the Investor (or its designee) cash in the amount of such excess.  After giving effect to the foregoing adjustments, any amount to be paid by the Investor to the Sellers, or to be paid by the Sellers to the Investor, as the case may be, shall be paid in the manner and with interest as provided in Section 2(g)(v) at a mutually convenient time and place within five (5) business days after the later of acceptance of the Closing Statement or the resolution of the Investor’s objections thereto pursuant to Section 2(g)(iii).

(v)           Any cash payments pursuant to this Section 2(g) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Investor or the Sellers, as the case may be, as may be designated by the Investor or the Sellers, as the case may be.  If any cash payment is being made after the fifth business day referred to in Section 2(g)(iv) the amount of the cash payment to be made pursuant to this Section 2(g) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent.  Such interest shall be payable in cash at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

(vi)           The Sellers shall cooperate in the preparation of the Closing Statement, including providing customary certifications to the Investor, and, if requested, to the Investor’s independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to Section 2(g)(iii).

(vii)          Except as set forth in Section 2(g)(iii), each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

(viii)         The Parties acknowledge and agree that any inaccuracies omissions, mischaracterizations or similar errors contained in the Proposed Closing Statement or the Closing Statement shall not be subject to any “deductible,” including the deductibles provided in Sections 9(b)(i) and 9(c)(i).

(h)           Assumed Obligations.  On the Closing Date, Marine Transportation shall assume the Assumed Obligations pursuant to the Acquired Assets Contribution Agreement.

3.           Representations and Warranties Concerning the Investor Parties.  The Investor hereby represents and warrants to the Sellers that the following statements contained in this Article 3 are true and correct.

(a)           Organization and Good Standing.  Each of the Investor Parties is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified and in good standing under the Laws of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect or adversely affect Investor’s ability to close.  Each Investor Party has full power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it except where the failure to own and use the properties owned and used would not, individually or in the aggregate, have a Parent Material Adverse Effect or adversely affect Investor’s ability to close.  There is no proposed, pending or, to the Investor’s Knowledge, threatened action (or, to the Investor’s Knowledge, Basis therefor) the dissolution, liquidation, insolvency or rehabilitation of any Investor Party.

(b)           Authorization of Transaction.

(i)            Each Investor Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Investor Party is a party and to perform its obligations thereunder.  Each Transaction Agreement to which a Investor Party is a party constitutes the valid and legally binding obligation of such Investor Party, enforceable against such Investor Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except for filings required to be made under the HSR Act, authorization required by Environmental Requirements, and applicable securities Laws, no Investor Party needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Investor Party is a party.  All Units, and the limited partner interests represented thereby, have been duly authorized and when issued, will be validly issued in accordance with the Parent’s limited partnership agreement and will be fully paid (to the extent required under the partnership agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act).

(c)           Noncontravention.  Except as set forth on Schedule 3(c), neither the execution and delivery of any Transaction Agreement to which any Investor Party is a party, nor the consummation of any of the transactions contemplated thereby, shall, (A) violate any Law to which any Investor Party is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice, payment or lien under any agreement, contract, lease, license, instrument or other arrangement to which any Investor Party is a party or by which such Investor Party is bound or to which any of the Investor Parties’ assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation or Encumbrance would not, individually or in the aggregate, have a Parent Material Adverse Effect or adversely affect Investor’s ability to close.  No registration under the Securities Act is required for the issuances of the Units as contemplated by this Agreement.

(d)           Brokers’ Fees.  No Investor Party has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)           Title to and Condition of Assets.

(i)           Each of the Parent and its Subsidiaries has good and indefeasible title to all of its owned assets, and a valid leasehold interest in all of its leased assets, in each case free and clear of all Encumbrances, except for (A) Permitted Encumbrances, (B) Encumbrances disclosed in the SEC Reports and (C) Encumbrances that would not have a Parent Material Adverse Effect.

(ii)           Except as set forth in the SEC Reports, the Parent’s (including its Subsidiaries’) material assets, whether owned or leased, are in good operating condition and repair (normal wear and tear excepted), are free from defects, are suitable for the purposes for which it is currently used and are not in need of maintenance or repair except for ordinary routine maintenance and repairs and except for regularly scheduled overhauls of trucks and other equipment from time to time.

(f)            Capitalization.  As of the date of this Agreement, the capitalization of the Parent is as follows:  the Parent GP owns all of the Parent’s 2% general partner interest and 7.2% of the issued and outstanding common units of the Parent.

(g)           Subsidiaries.  As of the date of this Agreement, the Parent has no material Subsidiaries that are not listed in the SEC Reports.

(h)           Damage, Casualty, Etc.  Since December 31, 2007, there has been no event that would results in a Parent Material Adverse Effect, or any circumstance or occurrence that would require disclosure in the SEC Reports and that has not been so disclosed.

(i)            Legal Compliance.  Except as disclosed in the SEC Reports, the Parent and its Subsidiaries are in compliance and have complied with all applicable Laws of all Governmental Authorities, except where failure to comply, individually or in the aggregate, have a Parent Material Adverse Effect or adversely affect Investor’s ability to close.

(j)            Tax Matters.  Except to the extent it is disclosed in the SEC Reports:

(i)           Each of Parent and its Subsidiaries has (A) duly filed or caused to be filed all Tax Returns (or appropriate extensions) required to be filed by or with respect to them or with respect to their assets or operations with the Internal Revenue Service or other applicable taxing authority, (B) paid, or adequately reserved against, all Taxes due or claimed due by a taxing authority from or with respect to Parent or its Subsidiaries or their assets or operations and (C) made all deposits required with respect to Taxes.

(ii)           There has been no issue raised or adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the assets or operations of Parent or its Subsidiaries, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the assets or operations of Parent or its Subsidiaries has been given by or requested from Parent or its Subsidiaries with respect to any Tax year.

(iii)           Each of Parent and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or creditor of Parent or its Subsidiaries, or other third party, and all forms (including but not limited to forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(iv)           Parent, Genesis Crude Oil, L.P., a Delaware limited liability partnership, and Investor are currently, and have since their formation, been properly classified as partnerships or disregarded entities for U.S. federal income tax purposes.

(k)           Contracts and Commitments.  Schedule 3(k) includes a list as of the date of this Agreement of each contract and agreement to which the Parent or any of the Parent’s Subsidiaries is subject that was required to be included as an exhibit to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2007 pursuant to the rules and regulations of the SEC.  With respect to each such listed contract and each such contract that is required (pursuant to the rules and regulations of the SEC) to be included as an exhibit to or described in any report on Form 10-Q or 8-K filed during the period commencing on January 1, 2008 and ending on the Closing Date (collectively, the “Parent Contracts”):  (1) each Parent Contract is enforceable in all material respects, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ right generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (2) each Parent Contract will continue to be so enforceable on terms identical to those contemplated in (1) above following the consummation of the Transaction Agreements (except for those that expire at the end of their term, without regard to the Transaction Agreements); (3) the Parent and each of its Subsidiaries is not (and, to the Investor’s Knowledge, no applicable counter-party thereto is) in breach or default of such contract, and no event has occurred that, with notice or lapse of time, would constitute a breach or default under such Parent Contract; and (4) to the Investor’s Knowledge, no party to any Parent Contract has repudiated any provision of such contract.

(l)            Permits.  Except to the extent it is disclosed in the SEC Reports, the Parent and each of the Parent’s Subsidiaries holds all permits, licenses, authorities, consents, registrations,  certificates, waivers, exceptions, orders, variances, approvals, and similar authorizations (collectively, “Permits”) and has made all filings, paid all fees and maintained all material information, documentation and records of all Governmental Authorities necessary or appropriate for the lawful operation of its respective business, consistent in all material respects with the past practices of the Parent and its Subsidiaries, except for those the absence of which, individually or in the aggregate, would not result in a Parent Material Adverse Effect.

(m)           Litigation.  Except to the extent it is disclosed in the SEC Reports, neither the Parent nor its Subsidiaries are (i) subject to any outstanding injunction, judgment, order, decree, ruling or charge nor (ii) is the subject of any action, suit, proceeding, hearing or known investigation of, in or before any Governmental Authority or is the subject of any pending or, to the Investor’s Knowledge, threatened claim, demand or notice of violation or liability from any Person, except in the case of (i) and (ii) above those which, individually or in the aggregate, would not result in a Parent Material Adverse Effect.

(n)           Environmental Matters.  Except as set forth in Schedule 3(n):

(i)            Each of the Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Requirements, except to the extent non-compliance would not, individually or in the aggregate, constitute a Parent Material Adverse Effect;

(ii)           Each of the Parent and its Subsidiaries has obtained, or has timely sought to renew (and has no Knowledge of why such renewal may not occur), all Permits, and has made all filings, paid all fees and maintained all material information, documentation and records, as necessary under applicable Environmental Requirements for operating its business (as historically and currently operated), and all such Permits and filings remain in full force and effect, except to the extent non-compliance would not, individually or in the aggregate, constitute a Parent Material Adverse Effect;

(iii)           There are no pending or, to the Investor’s Knowledge, threatened claims, demands, actions, administrative proceedings, including any government investigations or mandatory information requests, or lawsuits against the Parent or its Subsidiaries under any Environmental Requirements with respect to their businesses and they have not received notice of any of the foregoing and the neither the Parent nor any of its Subsidiaries is subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Requirements.

(iv)           Neither the Parent nor any of its Subsidiaries has received any written notice that the Parent or any of its Subsidiaries, is or may be a potentially responsible party under any Environmental Requirements in connection with any site actually or allegedly containing or used for the treatment, storage or disposal or otherwise subject to a release or threatened release of Hazardous Substances.

(v)           Since January 2003, all Hazardous Substances generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operations of the Parent or its Subsidiaries or the conduct of the Parent or its Subsidiaries, have been transported only by carriers maintaining valid authorizations under applicable Environmental Requirements and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Requirements and, to the Investor’s Knowledge, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any Environmental Requirements.

(o)           SEC Reports.  Since December 31, 2007, (i) the Parent has timely made all filings required to be made by it under the Securities Act and the Securities Exchange Act (“SEC Reports”), (ii) all filings by the Parent with the SEC, at the time filed (in the case of documents filed pursuant to the Securities Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC thereunder, (iii) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which it was made, not misleading, and (iv) all financial statements contained or incorporated by reference therein, complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except for pro forma financial statements and as may be indicated therein in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments), and fairly present in all material respects the financial condition and results of operations of the Parent and the Parent’s Subsidiaries at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).  As of the date of this Agreement, the Parent meets the conditions for use of a registration statement on Form S-3.

(p)           Public Utility.  None of the Parent or any of the Parent’s Subsidiaries is a “public utility company,” “holding company” or “subsidiary” or “affiliate” of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(q)           Investment Company.  None of the Parent or any of the Parent’s Subsidiaries is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)           Independent Accountants.  Deloitte & Touche LLP, who have certified certain financial statements of the Parent contained in the SEC Reports are independent public accountants as required by the Securities Act and the applicable published rules and regulations thereunder.

(s)           No Other Representations or Warranties.  Except as and to the extent set forth in this Agreement, Investor makes no representations or warranties whatsoever to Sellers and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Sellers or their representatives (including any opinion, information, projection, or advice that may have been or may be provided to Sellers by any director, officer, employee, agent, consultant, or representative of Investor or any Affiliate thereof).  Investor makes no representations or warranties to Sellers regarding profitability of the Parent.

(t)            No Reliance.  Investor covenants that the Investor Parties have reviewed and had access to all documents, records, and information which they have desired to review in connection with their decision to enter into this Agreement, and to purchase the Acquired Equity Interests and acquire (indirectly) the Acquired Assets and to consummate the transactions contemplated hereby.  In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Investor covenants that the Investor Parties have relied solely upon their own knowledge, independent investigation, review and analysis (and that of their representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, the Sellers, their Affiliates, or any of their representatives, other than the representations and warranties of the Sellers expressly set forth herein and the other Transaction Agreements.

4.           Representations and Warranties Concerning the Sellers, the Company Assets and Business.  Each Seller hereby represents and warrants, jointly and severally, to the Investor that the following statements contained in this Article 5 are true and correct.

(a)           Organization and Good Standing.  Each Seller Party (other than any individual) is duly organized, validly existing and in good standing under the Laws of the state of Texas.  Each Seller Party (other than any individual) is duly qualified and in good standing under the Laws of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Seller Material Adverse Effect or adversely affect the Sellers’ ability to close.  Each Seller Party (other than any individual) has full power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it except where the failure to own and use the properties owned would not, individually or in the aggregate, have a Seller Material Adverse Effect.  Each Seller has delivered to the Investor correct and complete copies of each Seller Party’s (other than any individual) Organizational Documents, as amended to date.  None of the Seller Parties (exclusive of any individual) is in breach of any provision of its Organizational Documents.  There is no proposed, pending or, to the Sellers’ Knowledge, threatened action (or, to the Sellers’ Knowledge, Basis therefor) the dissolution, liquidation, insolvency or rehabilitation of any Seller Party.

(b)           Authorization of Transaction.  Each Transaction Agreement to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Each Seller Party (other than any individual) has received the unanimous approval of its stockholders, partners or members, as the case may be, of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  Except as set forth on Schedule 4(b), no Seller Party needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Seller Party is a party.

(c)           Noncontravention.  Except as set forth on Schedule 4(c), neither the execution and delivery of any Transaction Agreement to which each Seller Party is a party, nor the consummation of any of the transactions contemplated thereby, shall, (A) violate any Law to which  such Seller Party is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice, payment or lien under any agreement, contract, lease, license, instrument or other arrangement to which such Seller Party is a party, or by which such Seller Party is bound or to which any of its assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation or Encumbrance would not, individually or in the aggregate, (x) delay or materially affect the ability of the Sellers to consummate the transactions contemplated by such Transaction Agreement or (y) result in a Seller Material Adverse Effect.

(d)           Brokers’ Fees.  The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)           Title to and Condition of Assets.

(i)            The Sellers have good and indefeasible title to all of the Acquired Assets other than the Acquired Equity Interests and the Company Leased Assets, and a valid leasehold interest in all of the Company Leased Assets, in each case free and clear of all Encumbrances, except for (A) Permitted Encumbrances and (B) Encumbrances disclosed in Schedule 4(e)(i).  Immediately after the Closing, Marine Transportation (including its Subsidiaries) will have good and indefeasible title to all of the Acquired Assets other than 100% of the Equity Interest in Grifco Two, DGMT Holdings, DG JV, Marine Holdings and Marine Transportation, the Company Leased Assets, and a valid leasehold interest in all of the Company Leased Assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.  Immediately after the Closing,  DG JV will own 75% of the Equity Interest in Marine Holdings; Marine Holdings will own 75% of the Equity Interest in Marine Transportation;   Marine Transportation will own 100% of the Equity Interest in DGMT Holdings; DGMT Holdings will own 1% of the Equity Interest in Grifco Two; and Marine Transportation will own 99% of the Equity Interest in Grifco Two, in each case, free and clear of all Encumbrances other than those created by the Organizational Documents of each Acquired Company.   Part I of Exhibit A is a listing of the material Acquired Assets.  Part II of Exhibit A is a listing of all of the material Company Leased Assets.

(ii)           The Acquired Assets constitute all material assets of each Seller necessary for it to conduct the Business as currently conducted by each Seller.  The Sellers own no assets other than the Acquired Assets and the Reorganization Assets. The Sellers have no operations or Obligations other than those directly related to the Company Assets, the Acquired Companies, the Reorganization Assets, the Retained Obligations, the Assumed Obligations and the Jeffboat Contract Obligations.

(iii)           Since inception and through the date hereof, Grifco Two has not owned (and does not own) any assets, has not conducted (and does not conduct) any operations, and has not incurred (and does not have) any Obligations other than those associated with the Jeffboat Contract or those which have been terminated and released and for which Grifco Two has no Obligations.

(iv)           Since inception and through the date hereof, DG JV’s sole asset is its 75% membership interest in Marine Holdings.  Since inception and through the date hereof, DG JV, has not owned (and does not own) any assets, has not conducted (and does not conduct) any operations, and has not incurred (and does not have) any obligations other than assets, operations and obligations to be acquired pursuant to its Acquired Assets Contribution Agreements.

(v)           Since inception and through the date hereof, DGMT Holdings has not owned (and does not own) any assets, has not conducted (and does not conduct) any operations, and has not incurred (and does not have) any obligations other than assets, operations and obligations to be acquired pursuant to the Grifco Two Acquired Equity Interest Contribution Agreement.

(vi)           Since inception and through the date hereof, Marine Holdings’ sole asset was initially 52.5% and after Closing will be its 75% membership interest in Marine Transportation.  Since inception and through the date hereof, Marine Holdings, has not owned (and does not own) any assets, has not conducted (and does not conduct) any operations, and has not incurred (and does not have) any obligations other than assets, operations and obligations to be acquired pursuant to the Acquired Assets Contribution Agreement.

(vii)           Except as set forth on Schedule 4(e)(vii), each of the Vessels and other material Acquired Assets, whether owned or leased, is in good operating condition and repair (normal wear and tear excepted), free from defects (other than Permitted Encumbrances), is suitable for the purposes for which it is currently used and is not in need of maintenance or repairs except for ordinary routine maintenance and repairs and except for regularly scheduled overhauls of the Vessels and other equipment from time to time.

(f)           Capitalization.

(i)            Schedule 4(f) specifies the owners, legally and beneficially, of the issued and outstanding Equity Interests of each Seller Party (other than individuals) and the Acquired Companies and with respect to Grifco Two, after giving effect to the contribution by the Principals and Grifco GP, of their respective Equity Interest in Grifco Two to Grifco.

(ii)           After giving effect to the contribution by the Principals and Grifco GP, of their respective Equity Interest in Grifco Two to Grifco, the Equity Interests of each Seller Party (other than individuals) and the Acquired Companies described in Schedule 4(f) constitute 100% of the issued and outstanding Equity Interests of each such Seller Party or Acquired Company as applicable, and such issued and outstanding Equity Interests have been duly authorized, validly issued, fully paid and are non-assessable, except for amounts owing by Richard R. Alexander to Grifco under a promissory note issued by Richard R. Alexander in connection with the issuance of his Equity Interest in Grifco.  After giving effect to the contribution by the Principals and Grifco GP, of their respective Equity Interest in Grifco Two to Grifco, and except as described in Schedule 4(f), the outstanding Equity Interests in each such Seller Party is held, as set forth above, free and clear of any Encumbrances (except Encumbrances under such Seller Party’s Organizational Documents or restrictions on transfer under applicable securities laws), and there are no Commitments with respect to any Equity Interest of such Seller Party.  The owners of the Equity Interests in each such Seller Party are not party to any voting trusts, proxies or other contracts or understandings with respect to voting any of such Equity Interests.

(g)           Subsidiaries.  Except as described Schedule 4(g),  none of the Seller Entities owns any Equity Interest in any Person other than the Acquired Companies.

(h)           Damage, Casualty, Etc.  Since December 31, 2007, except for any damage, destruction or condemnation that occurs after the date of this Agreement and is subject to the provisions of Section 5(e):

(i)            there has not been any material physical damage, destruction or loss to any material portion of the Company Assets or the Business, whether or not covered by insurance except as indicated in the Financial Statements;

(ii)           there has been no actual, pending, or to the Sellers’ Knowledge, threatened adverse change affecting any of the Company Assets or the Business with any customers, licensors, suppliers, distributors or sales representatives of the Seller Entities that would have, individually or in the aggregate, a Seller Adverse Effect in excess of $200,000;

(iii)           the Company Assets and the Business have been operated and maintained in all material respects in the Ordinary Course of Business;

(iv)           there has not been any Seller Material Adverse Effect;

(v)           none of the matters of the type described in clauses (i)–(xvii) of Section 5(c) have occurred except as would be permitted pursuant to such clauses or as set forth in Schedule 4(h)(v) or as indicated in the Financial Statements; and

(vi)           there is no contract, commitment or agreement to take or cause to take any action that would result in any of the foregoing described in clauses (i), (ii), (iv) or (v), or to operate or maintain the Company Assets or the Business other than in the Ordinary Course of Business, in each case, except as expressly permitted hereby.

(i)            Legal Compliance.  Each Seller Entity is in compliance and has complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not, individually or in the aggregate, have a Seller Adverse Effect in excess of $100,000.

(j)            Tax Matters.

(i)            The Seller Entities have (A) duly filed or caused to be filed all Tax Returns (or appropriate extensions) required to be filed by or with respect to such Company or with respect to its assets or operations with the Internal Revenue Service or other applicable taxing authority, (B) paid, or adequately reserved against, all Taxes due or claimed due by a taxing authority from or with respect to such Seller or its assets or operations and (C) made all deposits required with respect to Taxes.

(ii)           Except as described in Schedule 4(j), there are no currently proposed or pending adjustments by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the assets or operations of the Seller Entities, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the assets or operations of the Seller Entities has been given by or requested from the Seller Entities with respect to any Tax year.

(iii)           Except as described in Schedule 4(j), the Seller Entities are not currently the beneficiary of any extension of time within which to file any Tax Return.

(iv)           Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, partner, member or creditor of the Seller Entities, or other third party, and all forms (including but not limited to forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(k)           Signing Date Contracts and Commitments.

(i)            Schedule 4(k) contains a list as of the date of this Agreement of each Company Contract segregated into the following categories:

(A)           any Company Contract (other than any Company Contract otherwise listed in (B) or (I) below) that provides for the payment by the Seller Entities of more than $50,000 over the remaining life of such contract or, when taken together with all other non-scheduled contracts of more than $250,000;

(B)           any Company Contract that has not been fully performed prior to the date hereof that constitutes a purchase order or other contract relating to the sale, purchase, lease or provision by any Seller of goods or services in excess of $50,000;

(C)           any Company Contract that grants any Person the exclusive right to sell products or provide services within any geographical region;

(D)           any Company Contract that purports to limit the freedom of any Seller to compete in any line of business or to conduct business in any geographic location;

(E)           any Company Contract that provides for the deferred payment of any purchase price (other than trade payables incurred in the Ordinary Course of Business), including any “earn out” or other contingent fee arrangement;

(F)           any Company Contract that creates an Encumbrance (other than a Permitted Encumbrance) on any of the Acquired Assets or any Company Contract giving rise to a vendor’s lien in respect of trade payables arising in the Ordinary Course of Business;

(G)           any Company Contract that involves interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging contracts;

(H)           any Company Contract under which any Seller has made advances or loans to any other Person other than those creating trade receivables incurred in the Ordinary Course of Business;

(I)           any Company Contract that involves any outstanding contracts of guaranty, surety or indemnification, direct or indirect, by the Seller Entities.

(J)           other than the Organizational Documents of the Seller Entities, any Company Contract that constitutes a partnership, joint venture or similar contract;

(K)           any Company Contract for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 in any 12-month period;

(L)           any Company Contract that involves any Associate;

(M)          any Company Contract with any port operators who permit the Seller Entities to store surplus equipment, use personnel facilities and purchase fuel and supplies;

(N)           any Company Contract entered into outside of the Ordinary Course of Business; and

(O)           any material Company Contract not covered in (A) – (N) above.

(ii)           The Seller Entities have delivered to the Investor a correct and complete copy of each Company Contract (as amended).  Except as set forth in Schedule 4(k)(ii), with respect to each Company Contract:

(A)           such Company Contract is enforceable in all material respects, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ right generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(B)           such Company Contract will continue to be so enforceable on terms identical to those contemplated in (A) above following the consummation of the Transaction Agreements (except for those that expire at the end of their term, without regard to the Transaction Agreements);

(C)           The Seller Entities are not (and, to the Sellers’ Knowledge, no applicable counter-party thereto is) in breach or default of such contract, and no event has occurred that, with notice or lapse of time, would constitute a breach or default under such Company Contract; and

(D)           to the Sellers’ Knowledge, no party to such Company Contract has repudiated any provision of such contract.

(l)            Permits.  With the exception of items set forth on Schedule 4(n)(ii), Schedule 4(l) lists all Permits by any Governmental Authority and all quality certificates granted by any industry organization and used or held by the Seller Entities in connection with the ownership and operation of the Business except for those the absence of which would not, individually or in the aggregate, result in a Seller Adverse Effect of more than $50,000.  Such Permits constitute all Permits necessary for the continued ownership, use and lawful operation of the Business, consistent in all material respects with the past practices of the Business.  The Seller Entities are not in default, and, to the Sellers’ Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under any of any Permits except such unenforceability, defaults or conditions that would not, individually or in the aggregate, result in a Seller Adverse Effect of more than $50,000.

(m)           Litigation.  Schedule 4(m) sets forth each instance in which the Seller Entities, any of the Company Assets or the Business (A) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (B) is the subject of any action, suit, proceeding, hearing or known investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or is the subject of any pending or, to the Sellers’ Knowledge, threatened claim, demand or notice of violation or liability from any Person.  To the Sellers’ Knowledge, there is not any Basis for any present or future injunction, judgment, order, decree, ruling, charge or action, suit proceeding, hearing or investigation of, in or before any Governmental Authority, against any of them giving rise to any Obligation of which the Seller Entities would be subject.

(n)           Environmental Matters.  Except as set forth in Schedule 4(n):

(i)            Except to the extent non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Seller Material Adverse Effect, each Seller is and has been in compliance with all applicable Environmental Requirements.

(ii)            Except to the extent non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Seller Material Adverse Effect, (a) each Seller has obtained, or has timely sought to renew (and has no Knowledge of why such renewal may not occur), all Permits and has made all filings, paid all fees and maintained all material information, documentation and records, as necessary under applicable Environmental Requirements for operating the Acquired Assets and the Business (as historically and currently operated), and (b) all such Permits and filings remain in full force and effect. Schedule 4(n)(ii) sets forth a complete list of all Permits as are necessary under applicable Environmental Requirements for operating the Acquired Assets and the Business, each of which is held in the name of the appropriate Company as indicated on Schedule 4(n)(ii).

(iii)           There are no pending or, to the Sellers’ Knowledge, threatened claims, demands, actions, administrative proceedings, including any government investigations or mandatory information requests, or lawsuits against any Seller or their Affiliates under any Environmental Requirements with respect to the Acquired Assets or the Business and it has not received notice of any of the foregoing and the Seller Entities are not, and none of the Acquired Assets or the Business is, subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Requirements.

(iv)           The Seller Entities (including their Affiliates) have not received any written notice that it, is or may be a potentially responsible party under any Environmental Requirements in connection with any site actually or allegedly containing or used for the treatment, storage or disposal or otherwise subject to a release or threatened release of Hazardous Substances.

(v)           All Hazardous Substances generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation of the Seller Entities or the conduct of the Seller Entities (including their Affiliates) of the Business, have been transported only by carriers maintaining valid authorizations under applicable Environmental Requirements and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Requirements and, to the Sellers’ Knowledge, such carriers and facilities (A) have been and are operating in compliance with such authorizations and (B) are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any Environmental Requirements.

(vi)           To the knowledge of each of the Sellers, no condition exists at any facility or with respect to any equipment owned or operated by the Seller that is reasonably expected to be a violation of or otherwise impose liability under any Environmental Requirement.

(vii)          Each Seller has delivered to the Investor all reports within its possession, custody or control regarding the Seller Entities’ compliance with Environmental Requirements and Environmental conditions at or from the Company Real Property.

(o)           Financial Statements.

(i)            Schedule 4(o) sets forth the Financial Statements.

(ii)           (A) The Financial Statements were prepared in accordance with GAAP (except as expressly set forth therein, except for the absence of footnotes and, in the Interim Financial Statements, normal year-end adjustments) and fairly present, in all material respects, the consolidated financial position and income, cash flows, and partner’s equity associated with the ownership and operation of  the Seller Entities as of the dates and for the periods indicated; (B) the Financial Statements do not omit to state any liability required to be stated therein in accordance with GAAP (except as expressly set forth therein, except for the absence of footnotes and, in the Interim Financial Statements, normal year-end adjustments); (C) the Seller Entities have no lease Obligations or contingent liabilities that are not disclosed in the Year-End Financial Statements that, if the Interim Financial Statements had contained footnotes, would have been required by GAAP to have been disclosed or reflected in such footnotes; and (D) the Seller Entities do not have any Obligations that would be required under GAAP to be presented in its financial statements, except for (w) Obligations included in the Financial Statements and not heretofore paid or discharged, (x) Obligations that have arisen after the last day included in the Interim Financial Statements in the Ordinary Course of Business, and (y) other Obligations that have arisen after such date that, individually or in the aggregate, are not material and are of the same character and nature as the Obligations included in the Financial Statements.

(p)           Encumbrances for Borrowed Money.  Except as set forth on Schedule 4(p), there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, capital leases or other similar Obligations (direct or indirect) that are secured by or constitute an Encumbrance on the Acquired Assets.

(q)           Preferential Purchase Rights.  Except as set forth on Schedule 4(q), there are no preferential purchase rights, options, other rights held by any Person to purchase or acquire any of the Acquired Assets or the Business, in whole or in part (“Preferential Rights”).

(r)            Company Real Property.  Schedule 4(r) lists all of the Company Real Property.  Schedule 4(r) also contains an accurate and complete list of all leases and other material contracts in respect of the Company Real Property that the Seller Entities lease, accurate and complete copies of which have been delivered to the Investor.  All of such leases and contracts included on Schedule 4(k) are enforceable against the Seller Entities and the applicable counter-parties (and their successors), except as any such failure to be enforceable would not, individually or in the aggregate, have a Seller Material Adverse Effect or materially adverse affect ability to conduct the Business in all material respects as currently conducted.

(s)            Customers, Vendors and Suppliers.  Schedule 4(s) lists (a) all of the Seller Entities’ customers in the Business during the two 12-month periods ending on the last days included in the Year-End Financial Statements and the Interim Financial Statements, and states the approximate total sales by the Seller Entities to each such customer during such period, respectively and (b) the Seller Entities’ 20 largest suppliers to the Business during such periods.  Except as set forth in Schedule 4(s), the Seller Entities have not received written notice of either termination or an intention to terminate the relationship with the Seller Entities from any customer or supplier.  As of the date of this Agreement, to the Sellers’ Knowledge, there is no present intent of any significant customer, vendor or supplier of the Business to discontinue or substantially alter its relationship with the Business upon consummation of the transactions contemplated hereby.

(t)            Intellectual Property.  Schedule 4(t) sets forth all Intellectual Property used by the Seller Entities in the conduct of the Business.  Except as set forth on Schedule 4(t), the Seller Entities own or have valid licenses to use all such Intellectual Property and owns or has a valid right to use the name “Grifco Transportation” and any trademark listed on Schedule 4(t).  No such Intellectual Property used by the Seller Entities is the subject of any challenge received by the Seller Entities in writing, and to the Sellers’ Knowledge, no such challenge has been threatened.

(u)           Receivables.  Except as set forth on Schedule 4(u), the Seller Entities’ receivables represent bona fide transactions that arose in the Ordinary Course of Business of the each Seller and are properly reflected on its books and records.  All of the Seller Entities’ receivables are good and collectible receivables, are current, and the Seller Entities expect to collect same in accordance with past practice and the terms of such receivables (and in any event within 90 days following the Closing Date) without any set off or counterclaims.  No customer or supplier of the Seller Entities has any Basis to believe that it has or would be entitled to any payment terms other than terms in the Ordinary Course of Business, including any prior course of conduct.

(v)           Insurance.  Schedule 4(v) sets forth the following information with respect to each Company Insurance Policy (including policies providing property, casualty, liability and workers’ compensation coverage, and bond and surety arrangements) to which the Seller Entities or any Affiliate has been a party, a named insured or otherwise the beneficiary of coverage at any time since January 1, 2005:

(i)            the name, address and telephone number of the agent;

(ii)           the name of the insurer, the name of the policyholder and the name of each covered insured;

(iii)          the policy number and the period of coverage;

(iv)          the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)           a description of any deductible, retroactive premium adjustments or other loss-sharing arrangements.

With respect to each Company Insurance Policy:

(A)          the policies are enforceable (other than those that have lapsed in accordance with their terms);

(B)           with respect to any policies, if Investor validly assumes same and the counter-parties thereto consent to the assignment of same to Investor on identical terms as those of the Seller Entities and Investor makes and all premium payments due thereunder, such policy will continue to be enforceable on identical terms following the consummation of the Transaction Agreements subject to termination in accordance with its terms;

(C)           Neither the Seller Entities nor, to the Sellers’ Knowledge, any Affiliate thereof (and, to the Sellers’ Knowledge, no counter-party) is in breach of such policies (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute a breach under the policies; and

(D)           to the Sellers’ Knowledge, no party to any Company Insurance Policy has repudiated any provision thereof.

The Seller Entities currently have, and at Closing will have, in full force and effect policies of insurance with respect to each of the Vessels and their machinery and equipment and all other Acquired Assets against such casualties and types and in such amounts as are customary for tug boat and barge operators of similar size in the United States coastwise trade, and each Vessel carries hull and equipment coverage of not less than 100% of the last appraised market value of such Vessel.

No insurance that each Seller or any of their Affiliates has ever carried has been canceled nor, to the Sellers’ Knowledge, has any such cancellation been threatened.  Other than as described in Schedule 4(v), since January 1, 2005, the Seller Entities (including their Affiliates) have not ever been denied coverage nor, to the Sellers’ Knowledge, has any such denial been threatened.  Schedule 4(v) also describes any self-insurance arrangements affecting the Seller Entities.

(w)           Inventory.  The Seller Entities’ inventory, whether reflected on the Financial Statements or not, consists of materials and supplies and parts, all of which is merchantable and fit for the purpose for which it was procured and, except as is reflected on the face of the balance sheet included in the Interim Financial Statements (rather than the notes thereto), none of which is obsolete, damaged, or defective.  Any inventory included in the balance sheet as of the last day included in the Interim Financial Statements that should have been written down has either been written off or written down to its net realizable value.  Except as required by GAAP, individually or in the aggregate, there has been no change in inventory valuation standard or methods with respect to the inventory in the prior three years.  The quantities of each kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of the Business subject to sales of same in the Ordinary Course of Business.  The Seller Entities do not hold any items of inventory on consignment from other Persons and no other Person holds any items of inventory on consignment from the Seller Entities.

(x)            Employees.

(i)            Schedule 4(x)(i) lists each current employee (the “Eligible Employees”) of the Seller Entities, and sets forth for each such employee the years of service with the Seller Entities and any predecessors that are currently credited for the purpose of determining benefits for such employee and the nature and terms of employment. Schedule 4(x)(i) contains a complete and accurate list as of the date of this Agreement of the following information for each employee, director, independent contractor, consultant and agent of the Seller Entities, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2006; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Company Plan, or any other employee or director benefit plan maintained by the Seller Entities.

(ii)            Schedule 4(x)(ii) contains a complete and accurate list as of the date of this Agreement of the following information for each retired employee or director of the Seller Entities, or their dependents, who under the Company Plans are receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(iii)           Schedule 4(x)(iii) states the number of employees terminated by the Seller Entities since January 1, 2007 through the date of this Agreement, and, to the extent permitted by Law, contains a complete and accurate list of the following information for each employee of the Seller Entities who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by the Seller Entities, in the six (6) months prior to the date of this Agreement:  (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or deduction in hours; and (iii) the location to which the employee was assigned.

(iv)          The Seller Entities have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law.

(v)           To the Sellers’ Knowledge, no officer, director, agent, employee, consultant, or contractor of any Seller is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to any Seller or to any other Person any rights to any invention, improvement, or discovery.  To the Sellers’ Knowledge, no former or current employee of the Seller Entities is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of the Seller Entities or the Investor to conduct the Business as heretofore carried on by the Seller Entities.

(vi)           No Seller is a party to or bound by any collective bargaining contract or agreement of any kind with a labor organization, nor has it experienced any strikes, grievances, claims of unfair labor practices, other collective bargaining disputes.  The Seller Entities have not committed any unfair labor practice (as determined under any Law).  The Seller Entities have no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to the Seller Entities’ employees.

(vii)          None of the Seller Entities or any employer that would be considered a single employer with any Seller Entity under Sections 414(b), (c), (m) or (o) of the Code (such employer, an “ERISA Affiliate”) maintains, contributes or have any liability, whether contingent or otherwise, with respect to, and has not within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Company Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which such Seller Entity or ERISA Affiliate previously maintained or contributed to within such preceding six years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, or (ii) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.   The Seller Entities and each ERISA Affiliate are in material compliance with the requirements of COBRA.  All premiums and contributions required to be paid or made by the Seller Entities under the Company Plans will have been properly paid, made or accrued on or prior to the Closing.

 (viii)        The master of each manned Vessel is duly licensed and certified to operate the relevant Vessel.

(y)            Affiliate Services.  Except for (i) provision of the assets included in or constituting a part of the Acquired Assets and (ii) services provided by individuals and entities listed in Schedule 4(y), no Associate of the Seller Entities provides services to the Seller Entities, the Acquired Assets, or the Business.

(z)            Seller Status.  Neither the Seller Entities nor any Seller Affiliate is an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

(aa)           Solvency.  Immediately after the transactions contemplated by this Agreement are consummated and after giving effect to the application by the Seller Entities of a portion of the Cash Consideration to repay the Bank Loans Balance, (a) the assets of the Seller Entities, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Seller Entities will exceed the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Seller Entities will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Seller Entities will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and proposed to be conducted after the Closing Date.

(bb)           U.S. Citizen.  Since the date it acquired its first Vessel, each Seller has been, each Seller is, and at the Closing, each Seller will be, a United States citizen within the meaning of the Shipping Laws and is qualified to own and operate the Vessels in the United States coastwise trade under such Shipping Laws.

(cc)           No Other Representations or Warranties.  Except as and to the extent set forth in this Agreement, Sellers make no representations or warranties whatsoever to any Investor Party and hereby disclaim all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to any Investor Party or their representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Investor Party by any director, officer, employee, agent, consultant, or representative of Sellers or any Affiliate thereof.  Sellers make no representations or warranties to any Investor Party regarding the probable success or profitability of the Business or the Acquired Assets.

(dd)           No Reliance.  Each Seller covenants that it has reviewed and had access to all documents, records, and information (including the Parent’s filings with the SEC from time to time as of the date hereof and as of the date of Closing) which it has desired to review in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby.  In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, each Seller covenants that it has relied solely upon its own knowledge, independent investigation, review and analysis (and that of its representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Investor, its Affiliates, or any of their representatives, other than the representations and warranties of Investor expressly set forth herein and the other Transaction Agreements.

(ee)           Investment Intent; Investment Experience; Restricted Securities.  In acquiring the Units, none of the Seller Entities nor any of their Affiliates is offering or selling, and shall not offer or sell the Units, for the Investor in connection with any distribution of any of the Units, and none of the Seller Parties or any of their Affiliates has a participation and is not participating in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.  The Seller Entities acknowledge that Grifco and each of the Principals is able to fend for themselves, can bear the economic risk of their investment in the Units, and has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in all of the Units.  Each of the Seller Entities and their Affiliates is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  Each of Grifco and the Principals understands that, when issued to Grifco or its designees at the Closing, none of the Units will be registered pursuant to the Securities Act or any applicable state securities laws, that all of the Units will constitute “restricted securities” under federal securities laws and that under such laws and applicable regulations none of the Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

5.           Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

(a)           General.  The Investor shall use its commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Sellers’ conditions to closing in Section 8(b).  Each Seller shall (and shall cause each Acquired Company to) use its commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Investor’s conditions to closing in Section 8(a).

(b)           Notices, Consents and Audited Financial Statements.

(i)            Each Seller shall (and shall cause each Acquired Company to) give any notices to, make any filings with, and use their commercially reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Authorities and third parties it is required to obtain in connection with the matters referred to in Sections 4(b) and 4(c) including the corresponding Schedules so as to permit the Closing to occur not later than 9:00 a.m. (Houston time) by July 31, 2008.

(ii)            Each Seller agrees to provide access to its books and records to allow the Parent’s outside auditing firm to prepare (at Investor’s expense) any information Investor reasonably believes is required to be furnished or provided by Investor pursuant to applicable securities Laws, including (i) audited financial statements relating to the Seller Entities, Business and/or Acquired Assets and Assumed Obligations  for the fiscal years 2005, 2006, 2007, including combined balance sheets as of December 31, 2006 and 2007 and the combined statements of income, statements of partner’s capital and statements of cash flow for each of the three years ending December 31, 2005, 2006 and 2007, and (ii) unaudited combined and comparative interim financial statements as of and for the applicable quarterly period in 2008, if any, and the comparable quarterly period in 2007.  Each Seller will: (A) to the extent required by applicable securities Laws, allow the Investor to use such audited financial statements in the Parent’s filings with the SEC, (B) use its commercially reasonable best efforts to obtain (as soon as possible after the date hereof) any necessary or applicable consent of Hein & Associates, LLP, including consent to be named as an expert and consent to include certain financial statements in the Parent’s filings with the SEC, (C) allow the Parent’s outside auditing firm to review the combined and comparative interim unaudited financial statements, (D) direct the Sellers’ auditors to provide the Parent’s auditors access to the auditors’ work papers, and (E) use its commercially reasonable efforts to assist the Parent with such audit and to provide other financial information reasonably requested by the Investor, including the delivery by each Seller and their Affiliates of any information, letters and similar documentation reasonably requested by such auditors, including reasonable “management representation letters” and attestations.  The Investor shall pay and/or reimburse the Seller Entities for all reasonable costs incurred by the Seller Entities in connection with the preparation of financial information referenced in this Section 5(b)(ii) if the Closing occurs or if the Closing does not occur for any reason other than termination by Investor pursuant to Section 11(a)(ii).

(c)           Operation of Business.  No Seller will, without the prior consent of the Investor (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), engage (or permit any Acquired Company to engage) in any practice, take any action or enter into any transaction outside the Ordinary Course of Business.  Subject to compliance with applicable Law, each Seller will confer on a regular and frequent basis (generally expected to be at least twice per month) with one or more representatives of the Investor to report on operational matters and the general status of the Business and its operations and will promptly provide to the Investor or its representatives copies of all filings it makes with any Governmental Authority during such period.  Without limiting the generality of the foregoing, during the period commencing on the date of this Agreement and continuing to the Closing Date, each Seller Entity will not (and will cause each Acquired Company not to), except as may be necessary or appropriate in case of force majeure or other emergency, without the consent of the Investor (which consent shall not be unreasonably withheld or delayed) and except as expressly contemplated by this Agreement or by Schedule 5(c) do any of the following:

(i)            sell, lease or otherwise dispose of any of its property or assets, other than dispositions of Reorganization Assets; sales of services in the Ordinary Course of Business; and dispositions of obsolete, damaged or defective parts, supplies or inventory;

(ii)           acquire (including by merger, consolidation or acquisition of Equity Interest or assets) any Person, make an investment in or a loan to any Person (other than loans to employees in amounts not to exceed in the aggregate outstanding amount $25,000), or acquire (including making capital expenditures or leasing (other than leases of equipment made in the Ordinary Course of Business cancelable by each Seller upon 90 days’ or less prior notice without penalty)) any assets with an aggregate value in excess of $100,000;

(iii)           enter into any joint venture, partnership or similar arrangement;

(iv)           incur, issue, repay, redeem or repurchase any Indebtedness or capital leases or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans or advances, or delay or postpone beyond the applicable due date the payment of accounts payable or other liabilities other than (A) working capital borrowings under the Bank Loans in an amount not to exceed $250,000, (B) endorsements of checks for deposit, (C) causing the issuance of letters of credit, performance bonds and similar Indebtedness not for borrowed money made in the Ordinary Course of Business consistent with past practice, (D) capital lease Obligations that do not exceed $15,000, individually or in the aggregate, (E) repayments of working capital borrowings and the Permitted Indebtedness and (F) repay amounts owed by Grifco to a Principal or another Seller in accordance with Schedule 1(f) and 4(k)(K), and (G) collect amounts due from a Principal or another Seller in accordance with Schedule 4(k)(F), 4(k)(G) and 4(k)(K).

(v)           cause or allow any part of the Acquired Assets to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Section 4(e)(i);

(vi)           issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant, repurchase, redemption or encumbrance  of any Equity Interest of any Seller Entity or any Commitments with respect to any Equity Interest of any Seller Entity or declare, set aside or make any distributions or dividends in respect of any such Equity Interest;

(vii)          enter into, amend in any material respect, or terminate any material Company Contract before the expiration of the term thereof other than to the extent any such contract terminates in accordance with its terms in the Ordinary Course of Business; provided such action does not cause Sellers to be unable to pay off the Bank Loans Balance at Closing as contemplated herein;

(viii)         allow any Permits to terminate or lapse other than expirations in accordance with their terms, in which case the Seller Entities shall use their commercially reasonable efforts to obtain an extension or replacement of such expired Permit if necessary for the Business;

(ix)           cancel or compromise any debt or claim, initiate or settle any action, litigation, complaint, rate filing or administrative proceeding involving payment by the Seller Entities or to the Seller Entities, where the terms of all such settlements, cancellations, compromises or agreements are in excess of $100,000 in the aggregate or adversely impact the Acquired Assets or the Business after such settlement or agreement, provided the Sellers may settle or compromise any Retained Obligation;

(x)            (1) modify the annual level of compensation of any employee, officer, director, consultant or similar representative, (2) grant any bonus, benefit or other direct or indirect compensation, (3) increase the coverage or benefits available (or reduce the employees’ allocable share of costs or premiums) under any benefit plan or create any new severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any employee or otherwise modify or amend or terminate any such plan or arrangement or (4) enter into any employment, deferred compensation, severance, consulting, non-competition or similar contract (or amend any such contract) to which any Seller is a party, except, in each case, as required by applicable Law from time to time in effect;

(xi)           make or pledge to make any charitable or other contribution other than in cash;

(xii)          except as required by Law, make, change or revoke any Tax election relevant to the Acquired Assets;

(xiii)         change any accounting practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by its Equity Interest holders, consistent with its Organizational Documents;

(xiv)         amend the Seller Entities’ Organizational Documents;

(xv)          enter into any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

(xvi)         utilize any Acquired Asset, or incur any Assumed Obligation, for any purpose other than in connection with the Business.  For the avoidance of doubt, the limitation contained in this Section 5(c)(xvi) shall prohibit the utilization of the Acquired Assets to satisfy any Retained Obligations or to service, maintain, improve or otherwise enhance the Reorganization Assets or for the benefit of the business or operations relating to the Reorganization Assets; and

(xvii)        enter into any contract, agreement or commitment to do any of the foregoing.

(d)           Exclusivity.  Each Seller will not (and will not permit any Affiliate or any, director, officer, agent or representative thereof to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition (directly or indirectly) of any Equity Interests or any of the assets of the Seller Entities (including any acquisition structured as a merger, consolidation, lease or share exchange, but excluding the types of dispositions covered by Section 5(c)(i) that do not require Investor’s consent) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Each Seller will use its commercially reasonable efforts to cause its financial advisors and other representatives not to do any of the foregoing.  Each Seller will promptly notify the Investor if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and, with respect to any of the foregoing occurring on or after the date of this Agreement, shall specify in such notice the terms of any such proposal, offer, inquiry or contact.

(e)           Damage or Condemnation.  If, before Closing, any part of the Acquired Assets are damaged, lost or destroyed, or are condemned, forfeited or seized, or if proceedings are filed for condemnation or under the right of eminent domain that results in damage, destruction  or condemnation of property or properties resulting in an aggregate Damage Amount of (i) less than $5,000,000, the Purchase Price shall be reduced by such Damage Amount, the Parties shall be obligated to proceed with the Closing, and the Sellers shall retain all property casualty insurance proceeds or condemnation proceeds relating to such damage, destruction or condemnation, or (ii) more than $5,000,000, the Investor shall not be obligated to close, provided that, in lieu of electing not to close, the Investor may elect: either (y) to offer to extend the date for Closing to allow the Sellers the opportunity (in the Sellers’ sole discretion) to repair or replace, or to cause the repair or replacement of, any such damaged or destroyed assets; or (z) to accept the Acquired Assets, notwithstanding any such destruction, taking, or pending or threatened taking (without reduction of the Purchase Price therefor), in which case the Seller Entities shall pay to the Investor all property casualty insurance proceeds actually received in respect of such damage, destruction or condemnation by the Seller Entities or any Affiliates that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of any Seller or its Affiliates by reason of the destruction, or taking of such assets, to the extent such sums are not committed, used or applied by the Seller Entities or their Affiliates prior to the Closing Date to repair, restore or replace such damaged or taken assets, and shall assign and transfer to the Investor, or subrogate the Investor to, all of the right, title and interest of the Seller Entities and their Affiliates in and to any such unpaid awards or other payments arising out of the damage, destruction, condemnation, or pending or threatened condemnation that are actually received by the Seller Entities or any of their Affiliates and that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of the Seller Entities and their Affiliates.  If any such payments required by this Section 5(e) to be paid to the Investor are not assignable, the Seller Entities will collect such payments at the Investor’s expense and remit all such amounts, less any related expenses, to the Investor as such are collected.  Prior to the Closing, the Seller Entities shall not compromise, settle or adjust any amounts payable to the Investor under clause (z) above, without first obtaining the written consent of the Investor, which consent shall not be unreasonably withheld or delayed.  The Investor’s election under this Section 5(e) shall expire twenty (20) business days after the date on which the Investor receives written notice from the Sellers describing in reasonable detail the nature and amount becomes aware of such damage, destruction or proposed condemnation.

(f)            Full Access.  Each Seller shall permit, and shall cause its Affiliates to permit, representatives of the Investor to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller Entities and their Affiliates, to all premises, properties, personnel, books, records (including Tax Records), contracts and documents of or pertaining to the Seller Entities and the Acquired Assets.  Subject to compliance with applicable Law and applicable Environmental Requirements, the Investor may, at Investor’s cost, undertake a Phase I environmental assessment or assessments of the operations, Business and/or properties of the Seller Entities.  Such assessment may include a review of Permits, files and records, as well as visual inspections but shall not include physical testing without the Seller Entities’ express prior written consent (which may be granted or withheld in the Seller Entities’ sole discretion).

(g)           HSR Act.  The Parties shall prepare, as soon as is practicable, but in any event within ten (10) business days following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act.  The Parties shall submit such filings to the appropriate Governmental Authority as soon as practicable after the execution hereof for filings under the HSR Act.  The Parties shall request early termination of the waiting period under the HSR Act for the HSR Act filing, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.  The Parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority.  The Investor and the Sellers agree to take all actions that may be required by the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, except agreeing to sell, hold separate or otherwise dispose of any business or assets so required to be sold, held separate or disposed of by the FTC.  The Investor shall pay 100% of all filing fees in connection with all filings under the HSR Act.

(h)           Title Commitment and Survey.

(i)           As soon as reasonably practicable following the date of this Agreement, the Sellers and the Investor shall use commercially reasonable efforts to cause one or more title companies reasonably acceptable to Investor (collectively, the “Title Company”), to furnish Investor and its counsel a current owner’s standard form Texas title policy commitment (the “Title Commitment”) describing and covering each fee owned portion of the Company Real Property (each such property covered by a Title Commitment, the “Insured Property”), listing Marine Transportation as the prospective named insured, showing title in the respective Seller, and committing to issue an owner’s standard form Texas title policy underwritten by a title insurance company or companies acceptable to Investor in the amount of the value of the land and improvements located thereon.  The Sellers shall cause the Title Company to deliver to Marine Transportation clear and legible copies of all instruments listed or referenced in each Title Commitment as exceptions or encumbrances to title to each Insured Property at the time each Title Commitment is delivered.

(ii)           As soon as reasonably practicable following the date of this Agreement, the Sellers shall deliver to Investor, Investor’s counsel and the Title Company a copy of a survey plat prepared, at the Investor’s expense, by a registered public surveyor approved by the Title Company and the Investor, reflecting the results of a new or updated on the ground survey (the “Survey”) of each Insured Property.  Each Survey shall be in form and substance acceptable to Investor and shall be in form and substance acceptable to the Title Company as a basis for issuing the form of owner’s title insurance policy that the Title Company is required to deliver to Investor at the Closing.  Prior to the Closing, each Survey shall be certified to Investor and the Title Company and shall contain such form of ALTA or similar certification as Investor and the Title Company may require.

(iii)           The Sellers shall use reasonable efforts to cure Investor’s title objections.

(iv)           Investor shall have the option to obtain, at or prior to Closing at Investor’s expense,  an owner’s standard form Texas title policy or its equivalent) (the “Title Policies”) insuring good and infeasible title to any Insured Property from the applicable Title Company that issued a Title Commitment on such Insured Property, each of which Title Policies shall be on the prescribed form of TLTA Owner Policy of Title Insurance or any equivalent and which shall include all applicable deletions of standard exceptions and endorsements (including an extended coverage endorsement and deletion of the survey exception except for “shortages in areas” permitted under state Law) which are customarily required by purchasers purchasing property comparable to the applicable Insured Property.

(i)            Liens and Encumbrances.  Prior to or contemporaneously with the Closing, the Seller Entities shall obtain releases of Encumbrances on the Acquired Assets and all of the Equity Interest issued by the Seller Entities except for Permitted Encumbrances that apply to the Acquired Assets other than the Acquired Equity Interests, without any post-Closing liability or expense (or any increase in the Assumed Obligations or Jeffboat Contract Obligations) to the Investor or any Acquired Company, the Acquired Assets or the Business and shall provide proof of such releases and payment in full in a form reasonably acceptable to the Investor at the Closing, subject to the provisions of Section 10.

(j)            Periodic Operating Information.  The Seller Entities shall deliver monthly financial and operating information, including a monthly balance sheet, statement of operations, statement of changes in cash flow, aged receivables and payables analysis and inventory analysis, attributable to the Business when available, and the Seller Entities shall prepare same in the Ordinary Course of Business consistent with past practices.

(k)           Insurance.  Each Seller shall cause any insurance policies covering the Acquired Assets and the Business to remain in full force and effect or to be renewed and maintained in full force and effect through (but not after) the Closing Date; provided, however, that each Seller shall maintain the Acquired Assets (as applicable) as divested entities or assets on such insurance policies and any subsequent renewal thereof.  Each Seller shall not take any action to release any insurer with respect to any claim made under any such insurance policy before the Closing Date.

(l)            Termination of Associate Contracts.  Prior to the Closing, each Seller shall terminate or cause the termination of each Company Contract to which such Seller is a party and any Associate is a counter-party, except such Company Contracts listed on Schedule 5(l) and such Company Contracts as Investor and the Associate that is a party thereto may agree prior to the Closing to keep in force and effect after the Closing.  Such termination shall be at no cost or expense (and shall not increase the Assumed Obligations or Jeffboat Contract Obligations) to the Investor, the Acquired Assets or the Business.  All accounts receivable and accounts payable related thereto shall be forgiven or paid at the Closing.

(m)           Risk of Loss.  Between the date of this Agreement and the Closing Date, all risk of loss or damage to the Acquired Assets shall be borne by the Sellers.

(n)           Employees.  The Parties hereby agree that:

(i)            Eligible Employees; Access.  Five (5) business days after the date of this Agreement for those applicable locations in Houston, Texas (and as soon thereafter as is reasonably practicable in all other applicable locations), the Investor shall be entitled (x) to access employee information relating to each Eligible Employee, to the extent permissible under applicable Laws (including any limitations applicable to medical or any other records), and (y) during normal business hours, to consult with the Eligible Employees; such consultation to be scheduled to reasonably accommodate the schedules of both the Eligible Employee and the Sellers.  At any time on or before Closing, the Sellers may add or delete individuals from Schedule 4(x)(i) to reflect the hiring or termination of Eligible Employees.

(ii)           Offers of Employment.  Marine Transportation shall offer to hire each Eligible Employee after the Closing.  Marine Transportation shall extend such offer within the thirty (30) day period immediately following the date of this Agreement.  Any such offer shall include the following terms:  the employment shall be (v) effective as of, and conditional upon, the Closing Date, (w) on a full-time basis, if the relevant Eligible Employee had full-time status as of the Closing Date, or a part-time basis, if the relevant Eligible Employee had part-time status as of the Closing Date, (x) at no less than the annual rate of base salary or hourly wage rate, as applicable, for such Eligible Employee that is set forth on Schedule 4(x)(i), (y) with defined contribution pension plan and welfare plan benefits (other than any cash or equity-based incentive compensation or severance benefits) through December 31, 2008 that are no less favorable in the aggregate than those provided to such Eligible Employee immediately prior to Closing, and (z) at a location that does not require residential relocation by such Eligible Employee. Marine Transportation will give each Eligible Employee to whom an offer of employment is made no less than seven (7) business days from the date the offer is made to accept or reject the employment offer.  Marine Transportation shall notify the Sellers and the Investor of each Eligible Employee that has accepted or rejected the offer of employment as promptly as possible after such indication, but in no event later than three (3) business days prior to the Closing Date.  Except as required by applicable Law, nothing in this paragraph shall be construed to require the Investor and any of its Affiliates or Marine Transportation and any of its Affiliates, to provide any pension, severance or post-termination welfare benefits to the Eligible Employees, to any of the Sellers’ employees not accepting a position with Investor or its Affiliates, or to any currently retired former employees of the Sellers.

(iii)           Timing of Transfer.  Each Eligible Employee who accepts Marine Transportation’s offer of employment shall become an employee of Marine Transportation as of 12:00 a.m. of the respective local time at the location where such Eligible Employee is employed on the Closing Date.  At such time that the Eligible Employees become employees of Marine Transportation (hereafter, such employees are referred to as “Continued Employees”), Marine Transportation shall become responsible for payment of all salaries, wages, severance, accrued and unused vacation, and benefits and all other claims (including medical, dental, vision, disability and other benefits claimed), costs, expenses, liabilities and other obligations relating to the employment of the Continued Employees incurred from and after such time.  Except as required by applicable Law, the Sellers shall be responsible for all salaries, wages, and benefits and all other claims, costs, expenses, liabilities and other obligations related to the employment or termination of the Eligible Employees incurred prior to the Closing Date.  For purposes of medical, dental, vision, disability and other similar benefits, a claim will be deemed to have been incurred upon the incurrence of a qualified expense for which reimbursement or payment is sought.

(iv)           Participation in Marine Transportation Plans.  As of the Closing Date, the Marine Transportation Plans shall have substantially the same terms and conditions as the defined contribution pension plan and welfare plans offered on the date of Closing to the other employees of Parent GP. All Continued Employees shall cease active participation in all Company Plans, as of 11:59 p.m. on the day immediately prior to the Closing Date, and shall, from and after such time, be permitted to participate in the Marine Transportation Plans.  The defined contribution pension plan and welfare plan benefits (other than any cash or equity-based incentive compensation or severance benefits) provided to Continued Employees under the Marine Transportation Plans for the period commencing at such time and ending at 11:59 p.m. on December 31, 2008 shall be no less favorable in the aggregate than the defined contribution pension plan and welfare plan benefits (other than any cash or equity-based incentive compensation or severance benefits) provided to such Continued Employees under the Company Plans immediately prior to Closing.  No liability arising under any Company Plan is assumed by the Investor or any of its Affiliates, Marine Transportation or any of its Affiliates or any Marine Transportation Plan, and any such liabilities will be the responsibility of the Sellers.

(v)           Credit for Service.  To the extent that any Continued Employee becomes eligible to participate in any Marine Transportation Plan, for purposes of determining eligibility to participate and vesting, service with the Sellers shall be treated as service under such Marine Transportation Plan other any Marine Transportation’s bonus program.  Such credited service shall also be recognized for purposes of satisfying any pre-existing conditions, actively at work exclusions and waiting periods with respect to participation by and coverage of the Continued Employees and their eligible dependents in the Marine Transportation Plans.  In addition, with respect to the Continued Employees, Marine Transportation shall use its commercially reasonable efforts to cause all Persons administering or underwriting any Marine Transportation Plans that are group health plans, at no out-of-pocket cost to the Investor, Marine Transportation or the Business, to (x) waive any pre-existing conditions, unless such conditions are excluded under the Sellers’ or Marine Transportation’s group health plan, and so long as there is not a gap in “creditable coverage” (as defined under HIPAA) of sixty-three (63) days or more, (y) waive any waiting periods with respect to the Continued Employees and their eligible dependents, and (z) waive any actively-at-work exclusions.

(vi)           Termination.

(A)           Marine Transportation may retain the services of any Continued Employee or terminate any such Continued Employee’s employment at any time.

(B)           The Sellers shall retain liability and responsibility for the payment of severance benefits (if any), incurred prior to the Closing Date as a result of any Adverse Consequences, including the termination or transfer of employment of any current or past employee from the Sellers prior to the Closing Date.

(vii)          Paid Time Off.  With regard to vacation allowances, Continued Employees shall continue accruing vacation benefits with Marine Transportation as of the Closing Date in accordance with the Sellers’ vacation policy in effect on the Closing Date until December 31, 2008, at which time the Continued Employees will be covered by Marine Transportation’s vacation policy.  Marine Transportation shall provide, credit for each Continued Employee’s service with the Sellers, and their respective Affiliates to the same extent as such service was recognized by each of them immediately prior to the Closing Date, provided that Marine Transportation will not with respect to any Continued Employee provide any credit or compensation for unused vacation days or other paid time off accumulated with the Sellers or any Affiliate thereof not taken prior to January 1, 2009.

(viii)         WARN Act.  Except in the event of unforeseen circumstances necessitating a “plant closing” or “mass layoff”, Marine Transportation will not engage within sixty (60) days after the Closing Date in a “plant closing” or “mass layoff” (as such terms are defined in the Worker Adjustment and Retraining Notification Act, as amended, or any similar state law) with respect to the Acquired Assets.

(ix)           No Solicitation.  From the date of this Agreement until one year from and after the Closing Date, the Sellers agree not to (and shall not permit any of its Affiliates to) solicit, offer employment to or employ any Continued Employee without the prior written consent of Marine Transportation; provided that, the foregoing shall not prohibit general solicitations of employment not specifically directed toward such employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any such employee who presents himself or herself for employment without direct or indirect solicitation by the Sellers or any Affiliate of the Sellers.

(x)           COBRA.  Marine Transportation shall provide and be solely responsible for any continuation coverage required under Section 4980 of the Code, Part 6 of Title I of ERISA or applicable state law (“COBRA”) to each Continued Employee or any individual related to such employee who is a “qualified beneficiary” as that term is defined in COBRA whose first “qualifying event” (as defined in COBRA) occurs after the Continued Employee actually commences participation in Marine Transportation’s group medical plan. To the extent required by Law, the Sellers shall be solely responsible for any COBRA health care continuation claims for any of the Sellers’ employees who are not Continued Employees, and their qualified beneficiaries.

(xi)           Deductible Reimbursements.  To the extent permitted by Law, within sixty (60) days following the Closing Date, the Sellers shall deliver to the Investor a list of the deductible expenses paid by each Continued Employee under the Company Plans during the current plan year up to the Closing Date and the maximum deductible under the Company Plan in which the Continued Employee was enrolled immediately prior to the Closing (the “Deductible Notice”).  From and after the Closing Date through December 31, 2008, Marine Transportation shall reimburse each Continued Employee for any and all amounts paid by such Continued Employee during the current plan year up to December 31, 2008 that exceed the maximum deductible identified for such employee on the Deductible Notice; provided, that such Continued Employee provides to Marine Transportation the explanation of benefits sent to them by their insurance provider as proof of such payment.  The Parties acknowledge and agree that nothing in this Section 5(n)(xi) obligates the Investor or Marine Transportation  to reimburse a Continued Employee for coinsurance, maximum out-of-pocket amounts or non-covered expenses under applicable plan documents.

(o)           Reorganization.  Prior to the Closing, the Sellers shall distribute (by dividend, contribution, assignment or otherwise) the Reorganization Assets to one or more Persons other than any Acquired Company or Seller.

(p)           AMEX Listing.  Prior to Closing, Investor will cause the Parent to apply (promptly after the execution of this Agreement) for listing of the Units on the American Stock Exchange and use its good faith commercially reasonable best efforts to obtain approval of such listing as soon as practical.

(q)           Cancellation of Letters of Credit.  The Investor shall use its commercially reasonable best efforts to replace, effective on the Closing Date, all of the letters of credit listed on Schedule 5(q) as security for the performance of Obligations under any Company Contract and relating to the Assumed Obligations or Jeffboat Contract Obligations and any other letters of credit issued in the Ordinary Course of Business on behalf of the Sellers after the date hereof in accordance with Section 5(c) as security for the performance of its Obligations under any Company Contract and relating to the Assumed Obligations or Jeffboat Contract Obligations, with letters of credit in like amount, in form and substance reasonably satisfactory to the beneficiaries of such letters of credit, issued on behalf of Investor.

(r)            Amendment of Schedules.  Each Party agrees that, with respect to the representations and warranties of such Party contained in Articles 3 and 4 of this Agreement, such Party shall have the continuing obligation until the Closing to correct, supplement, or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.  Any such correction, supplement, or amendment shall be delivered to the other Party as soon as reasonably practicable, but no later than three (3) business days after discovery, but in any event, prior to the Closing Date.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8 have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement, or amendment thereto.

(s)           Surveys.  Investor may, at its own cost, conduct a survey of any or each Vessel; provided, however, that any such survey cannot unreasonably interfere with the operations, or adversely effect the economics, of the Business.

(t)            Formation of Certain Acquired Companies and other Pre-Closing Actions.  Prior to the date of this Agreement, the Sellers formed DGMT Holdings, DG JV, Marine Holdings and Marine Transportation.  Immediately prior to Closing, the Sellers shall:

(i)            cause DGMT Holdings to be initially wholly owned by Grifco; cause DG JV to be initially wholly owned by Grifco; cause Marine Holdings to be initially 75% owned by DG JV and 25% by Grifco; and cause Marine Transportation to be initially 52.5% owned by Marine Holdings and 47.5% by Grifco.

(ii)           distribute the Reorganization Assets to one or more Persons other than any Acquired Company or Seller.

(iii)           cause the Principals to assign all of their limited partnership interest (which constitutes 99% of the Equity Interests) in Grifco Two to Grifco free and clear of all Encumbrances, other than those created by the Organizational Documents of Grifco Two.

(iv)           cause Grifco GP to assign all of its general partnership interest (which constitutes one (1)% of the Equity Interests) in Grifco Two to DGMT Holdings free and clear of all Encumbrances, other than those created by the Organizational Documents of Grifco Two.

(v)            cause Grifco to contribute the Acquired Assets owned by Grifco (including the Acquired Equity Interest in Grifco Two and DGMT Holdings, but excluding the Acquired Equity Interests in DG JV, Marine Holdings and Marine Transportation), to Marine Transportation, free and clear of all Encumbrances, other than, in the case of the Acquired Assets, Permitted Encumbrances, and in the case of the Acquired Equity Interests in Grifco Two and DGMT Holdings, other than those created by the Organizational documents of Grifco Two and DGMT Holdings.

(vi)           cause Shore Thing to contribute, convey and transfer to DG JV all of the Acquired Assets owned by Shore Thing, free and clear of all Encumbrances other than any Permitted Encumbrances and cause DG JV to issue 0.01% of the membership interest in DG JV to Shore Thing;

(vii)          cause DG JV to contribute, convey and transfer all of the Shore Thing Acquired Assets to Marine Holdings, which will contribute, convey and transfer all such assets to Marine Transportation, in each case, free and clear of all Encumbrances other than any Permitted Encumbrances.

(viii)         execute and cause the Acquired Companies, as applicable, to execute and deliver the Acquired Assets Contribution Agreements, cause Grifco and Marine Transportation to execute and deliver the Vessel Conveyance Documents, and cause the other Sellers and the Acquired Companies to execute and deliver all Transaction Agreements to which they are a party, in order to be able to consummate the transactions contemplated herein, including those contemplated in Section 2(a).

The organizational documents used or adopted for DG JV shall be in the form of Exhibit P-1.  The organizational documents for Marine Holdings and Marine Transportation shall be in the form of Exhibit P-1, with such changes thereto, mutatis mutandis, as are appropriate to reflect the transactions contemplated by this Agreement and the ownership of the Equity Interest in each of Marine Holdings and Marine Transportation, respectively.

6.             Post-Closing Covenants.  The Parties agree as follows:

(a)           General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9).

(b)           Retained Obligations.  Contemporaneous with the Closing, the Sellers shall pay all Indebtedness other than Assumed Obligations or Jeffboat Contract Obligations. The Sellers agree to timely pay and satisfy all other Retained Obligations as and when due.

(c)           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving the Sellers or the Acquired Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9).

(d)           Non-assignment; Holding Arrangement.  Notwithstanding anything to the contrary contained in this Agreement, to the extent the Parties elect or are required to consummate the transactions contemplated hereby prior to obtaining a third party consent identified on Schedules 4(b) and 8(a)(vii) with respect to any Acquired Asset (each a “Non-Assigned Asset”), such Non-Assigned Asset shall be held by the Sellers for all times during the Holding Period (as defined below), and during such Holding Period (a) the Sellers shall provide Marine Transportation with the economic benefits and risks thereof, (b) the Sellers shall continue to use its commercially reasonable efforts to obtain the third party consent(s) related to such Non-Assigned Asset, and Investor and Marine Transportation shall cooperate with the Sellers in such efforts, and (c) Investor/ Marine Transportation shall be entitled to enforce at its sole cost and expense, any and all rights of the Sellers or the relevant Seller against a third party with respect to such Non-Assigned Asset; provided that the Sellers hereby constitutes and appoints, effective as of the Closing Date, Marine Transportation and its successors and assigns as the true and lawful attorney of the Sellers, as applicable with full power of substitution in the name of Marine Transportation, or in the name of the Sellers, but for the benefit of the Investor/ Marine Transportation, to institute and prosecute all proceedings which Investor may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Non-Assigned Assets or take other actions reasonably necessary to obtain the benefits of such Non-Assigned Assets, and to defend or compromise any and all actions, suits or proceedings in respect of such Non-Assigned Assets. Investor/ Marine Transportation shall be entitled to retain for Marine Transportation’s account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. The Sellers will promptly pay to Marine Transportation when received all monies received by the Sellers under any Non-Assigned Asset or any claim or right or any benefit arising thereunder. At such time as the third party consent for a Non-Assigned Asset is obtained, the Sellers shall promptly assign such Non-Assigned Asset to Marine Transportation in a form mutually agreed between the Parties. In consideration for the foregoing, during the Holding Period, Investor/ Marine Transportation shall directly pay (on behalf of the Sellers) all Obligations that would constitute Assumed Obligations or Jeffboat Contract Obligations if the Non-Assigned Asset were an Acquired Asset and all of the costs of administering the Non-Assigned Asset from and after the Closing Date.  For purposes of this Agreement, if the Non-Assigned Asset is an easement or similar right, then the term Non-Assigned Asset shall include that portion of the associated plant, facility fixtures or other assets owned by the Sellers and located thereon. For purposes of this Section 6(d) the term “Holding Period” for any particular Non-Assigned Asset shall mean the period beginning on the Closing Date and ending on earlier of the date upon which (i) the contract for which consent was not obtained expires or (ii) such consent or an alternative arrangement is obtained on terms that are substantially similar to Investor in both operational and economical respects.

(e)           Ownership of Names; Change in Corporate Name.

(i)            Subject to the last sentence of this Section 6(e)(i), from and after the Closing Date, the Investor shall own, and have the exclusive right to refer to the Business (and components thereof) in the same manner as the Sellers did before the Closing, including the exclusive right to use the following names and/or brands (or any derivation thereof): Griffin, Grifco, or Grifco Transportation  and to use such references in advertising or in the description or name of any service or product from time to time offered by the Investor and its Affiliates, whether or not relating to the Acquired Assets.  Marine Transportation and its Affiliates will have the further ownership and right from and after the Closing Date to sell or otherwise use or dispose of any materials included in the inventory of the Business that bear the name of the Sellers alone or in combination with other words.  Marine Transportation will also own and have the right from and after the Closing Date to use any signs, letterhead, invoices or other supplies that bear the name of the Sellers alone or in combination with other words.  Notwithstanding the foregoing to the contrary, for so long as any Principal remains employed with Marine Transportation or any Affiliate thereof, Investor shall not and shall cause Marine Transportation or any Affiliate thereof not to change the name of any Vessel or any subsequently acquired Vessel and such employed Principal shall retain the naming rights for any subsequently acquired Vessel.

(ii)           The Sellers will take all such action as may be required, if applicable, to change the name of the Sellers, as promptly as practicable after consummation of the Closing, to one that is (i) distinctly different in sound and appearance from those listed above and (ii) reasonably acceptable to the Investor.  After the Closing, the Sellers shall not, and shall not permit any Affiliates to, (a) take any action to interfere with the exclusive use by the Investor of any name and/or brand listed above in connection with the conduct and operation of its business or (b) use such name in connection with the conduct of a business; provided, however, that any Affiliate who is a natural person and whose last name is Griffin may, subject to the terms of any applicable non-competition agreement, use such name in connection with the conduct of a business.

(f)            Delivery and Retention of Records.  Within forty-five (45) days after the Closing Date, the Sellers shall deliver or cause to be delivered to the Investor, copies of Tax Records that are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Sellers or the Acquired Assets (other than Tax Records) that are in the possession or control of the Sellers; provided that such access shall not be construed to require the disclosure of records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law.

(g)           Post-Closing Collection Matters.  At any time after the Closing that the Sellers receive any payment related to the Acquired Assets which is due to Investor, including any amounts paid as liquidated damages pursuant to the Jeffboat Contract, Sellers will promptly remit such payment to Investor for the benefit of Marine Transportation.   At any time after the Closing that either the Investor or Marine Transportation receives any remittance from any account debtors with respect to any of Sellers’ trade receivables, the Investor will (or will cause Marine Transportation to) endorse such remittance to the order of Sellers and forward it to Sellers promptly upon receipt.

(h)           Tax Clearance Certificates.  Promptly after the Closing Date, the Sellers agree to order and obtain tax certificates evidencing no taxes due from the Texas Comptroller of Public Accounts and shall pay any unpaid taxes attributable to the period prior to the Closing Date.  Seller shall also obtain similar certificates, to the extent provided for under applicable law, from each jurisdiction in which Seller does business.  Sellers shall provide Investor with such certificates promptly after they are received.

(i)            Pro Rata Units Distribution.  The Parties acknowledge and agree that (i) the Sellers (including any permitted successors who hold the Units) will be entitled to receive a pro rata share of the distribution on the Units attributable to the calendar quarter in which the Closing occurs, based on the number of days during such quarter in which such Persons are record holders of the Units, (ii) if any such Persons receive more than their pro rata share of each distribution, the Sellers shall promptly pay such excess amount to Investor (or its designee), and (iii) if any such Persons receive less than their pro rata share of such distribution, Investor shall promptly pay (or cause to be paid) such excess amount to Grifco, who will pay it to the record holders of the Units.

7.             Unit Restrictions and Investor’s First Priority Lien on Pledged Units.

(a)            Grant of Lien.  The Sellers shall pledge to the Investor and grant to Investor a first priority perfected security interest in and to eighty percent (80%) of the Units to be received by Grifco or its designee(s) at the Closing constituting the Unit Consideration Amount. Such security interest shall be created and governed by the Security Agreement, which provides that, if no default or event of default under the Security Agreement shall have occurred and then be existing, such security interest shall automatically terminate as follows, or sooner with respect to any such pledged Units that are released to Investor in satisfaction of indemnity claims hereunder in accordance with the terms of the Security Agreement:

Percent of Pledged Units Released		Release Date

(i)	25.0%	12 months after Closing

(ii)	37.5%	24 months after Closing

(iii)	37.5%	36 months after Closing

(b)           Additional Lien Documents.  Each Party shall execute and deliver, from time to time, uniform commercial code filings, acknowledgements, releases and such other documentation reasonably requested by the other Party to effect such arrangements described in Section 7(a).

(c)           Securities Act Restrictions.  Each Seller Party agrees not to, and to cause its Affiliates and not to, Transfer any legal or beneficial interest in any Units or other securities issued by the Parent in respect of such Units in violation of the Securities Act or any other applicable securities Law.

(d)           Lockup Agreement.  The Sellers, jointly and severally, agree not to (and to cause each Seller Party and each of their Affiliates not to) Transfer any legal or beneficial interests in any Units or other securities issued by the Parent in respect of any such Units because of or in connection with any dividend, distribution, split or purchase in any rights offering or in connection with any exchange for or replacement of such security or any combination of units, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to any Units except to the extent such securities are released for Transfer as provided below:

Percentage Released:
On the Closing Date	20%
On the date of the 12 month anniversary of Closing Date	20%
On the date of the 24 month anniversary of Closing Date	30%
On the date of the 36 month anniversary of Closing Date	30%
Total	100%

The Sellers may Transfer any legal or beneficial interests in any Units to any Principal or any Person who is (i) a spouse or direct descendants of a Principal and such spouse who are within the second degree of kinship, or (ii) who is wholly-owned (directly or indirectly) by one or more Principals and any other Person identified in (i) above, provided such transferee executes a Lock-Up Agreement.

(e)           Stop Transfer Instructions and Legends.  The Parent may adopt any procedures and take any steps it deems reasonably necessary to prevent any Transfers of Units or other securities issued by the Parent in respect of any Units by the Investor and its Affiliates in violation of this Article 7, including issuing stop transfer orders to its transfer agent.  In addition, each Seller Party acknowledges and agrees that each certificate representing any Unit or other security issued by the Parent in respect of any such Unit shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER) OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARENT’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR THE SUBMISSION TO THE PARENT’S COUNSEL OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE PARENT TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF SAID ACT OF 1933.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER CONDITIONS, AS SPECIFIED IN THE LOCK-UP AGREEMENT OF EVEN DATE HEREWITH EXECUTED BY THE UNITHOLDER LISTED ON THIS CERTIFICATE.”

Upon the later to occur of (x) each release date set forth in Section 7(d) or (y) the date on which the Investor reasonably believes that the Sellers may sell the Units without registration of the Units pursuant to the Securities Act, the Investor shall cause the Parent shall notify the transfer agent of the termination of the lockup as to such Units and authorize the removal of any restrictive legend or stop transfer instructions relating to such Units.  In connection with the preceding sentence, if the Investor has a reasonable doubt about whether Sellers may sell the Units without registration pursuant to the Securities Act, the Investor shall have the right to require the Sellers to deliver to the Investor a legal opinion from a law firm, and in a form, reasonably acceptable to the Investor.

8.             Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Investor.  The obligation of the Investor to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties of the Sellers contained in this Agreement, including Article 4, must be true and correct in all respects (without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect, Knowledge, awareness or concept of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except to the extent such inaccuracies, violations or breaches would not (or would not reasonably be expected to) result in a Seller Material Adverse Effect or materially and adversely affect the Sellers’ ability to consummate the transactions contemplated by this Agreement;

(ii)            the Sellers must have performed and complied in all material respects with their covenants hereunder through the Closing;

(iii)           any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv)           each Vessel is correctly documented in the name of Grifco and are endorsed to operate in United States coastwise trade; each has current United States Coast Guard Certificates of Inspection and Water Pollution Certificates of Financial Responsibility; and each Vessel shall be free and clear of all Encumbrances except Permitted Encumbrances;

(v)            the Seller Entities must have timely delivered all items required to be delivered at Closing pursuant to Section 2(e);

(vi)           there must not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

(vii)          the Sellers must have obtained all consents set forth on Schedule 8(a)(vii) (collectively, the “Seller Required Consents”), in form reasonably acceptable to the Investor;

(viii)          the Investor shall have received the audited financial statements and the unaudited financial statements reviewed by its auditors for any applicable interim period in 2008 (and the comparable interim period in 2007), all in conformance with the requirements set forth in Section 5(b)(ii);

(ix)           Marine Transportation shall have received good and indefeasible fee simple title to the Company Real Property, insured as such at Investor's expense by a nationally recognized title insurance company reasonably acceptable to Investor, pursuant to the prescribed form of TLTA Owner Policy of Title Insurance, which policy shall include all applicable deletions of standard exceptions and endorsements (including an extended coverage endorsement and, if Investor obtains the Survey, deletion of the survey exception except for “shortages in area”) permitted under state Law which are customarily required by purchasers purchasing property comparable to the Company Real Property;

(x)            the American Stock Exchange shall have approved the listing of the Units on the American Stock Exchange; and

(xi)           The Parent shall have obtained financing for the Cash Consideration under its existing senior credit facility and pursuant to a stand-alone credit facility of Marine Transportation in amounts and on terms reasonably acceptable to the Parent.

The Investor may waive any condition specified in this Section 8(a) if it executes a writing so stating at or before the Closing.

(b)           Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties of the Investor contained in this Agreement, including Article 3, must be true and correct in all respects (without giving effect to any supplement to the Schedules or any qualification as to materiality or Parent Material Adverse Effect, Knowledge, awareness or concept of similar import, or any qualification or limitation as to monetary amount or value)) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except to the extent such inaccuracies, violations, or breaches would not (or would not reasonably be expected to) result in a Parent Material Adverse Effect or materially and adversely affect the Investor’s ability to consummate the transactions contemplated by this Agreement;

(ii)           each of the Investor, Parent and TD Marine must have performed and complied in all material respects with each of its covenants hereunder as of the Closing;

(iii)           any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv)           the Investor, Parent and TD Marine must have timely delivered all items required to be delivered at Closing pursuant to Section 2(f)(x) and (y), respectively;

(v)           there must not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

(vi)           the Investor must have obtained or caused to be obtained all consents set forth on Schedule 8(b)(vi) (collectively, the “Investor Required Consents”) in form reasonably acceptable to the Sellers; and

(vii)          the American Stock Exchange shall have approved the listing of the Units on the American Stock Exchange.

The Sellers may waive any condition specified in this Section 8(b) if they execute a writing so stating at or before the Closing.

9.             Remedies for Breaches of this Agreement.

(a)           Survival of Representations and Warranties.

(i)            Except to the extent provided to the contrary in Sections 9(a)(ii) – (a)(iii) below, all of the representations and warranties of the Investor contained in this Agreement and all of the representations and warranties of the Seller Entities contained in this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date.

(ii)           The representations and warranties of (A) the Investor contained in Sections 3(n) (Environmental), 3(e)(i) (Title), and (B) the Seller Entities contained in Sections 4(n) (Environmental) and 4(e) (Title) shall survive the Closing hereunder for a period of three (3) years.

(iii)           The representations and warranties of (A) the Investor contained in Section 3(d) (Brokers) and 3(j) (Tax) and (B) the Seller Entities contained in Sections 4(d) (Brokers), 4(e)(iii)-(vi) (Title to and Condition of Assets), 4(f) (Capitalization) (but only to the extent such representation or warranty concerns the Acquired Equity Interests), 4(j) (Tax) and 4(x) (Employees) shall survive the Closing until the 60th day after the expiration of the statute of limitations applicable to the underlying matter giving rise to that claim.

(iv)          The covenants and obligations of Investor and the Sellers contained in this Agreement shall survive the Closing forever.

(b)           Indemnification Provisions for Benefit of the Investor.

(i)            In the event: (x) of any inaccuracy, violation or breach of any of the Sellers’s representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary value) contained herein (other than an inaccuracy in the Closing Statement or representations or warranties contained in Sections 4(b) (Authorization of Transaction), 4(d) (Brokers), 4(e)(iii)-(vi)(Title to and Condition of Assets),   4(f) (Capitalization) (but only to the extent such representation or warranty concerns the Acquired Equity Interest), 4(j) (Tax) and 4(x) (Employees) or (y) there is an applicable survival period pursuant to Section 9(a); and (z) the Investor makes a written claim for indemnification against the Seller Entities pursuant to Section 12(k) within such survival period, then from and after Closing the Sellers agree, to release, indemnify and hold harmless the Investor Indemnitees from and against any Adverse Consequences suffered by the Investor Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach; provided that the Sellers shall not have any obligation to indemnify the Investor Indemnitees from all such inaccuracies, violations and breaches until the Investor Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of the sum of all such inaccuracies, violations and breaches in excess of an aggregate deductible amount equal to $1,000,000, at which point the Sellers shall be obligated to indemnify the Investor Indemnitees from and against all Adverse Consequences exceeding $1,000,000.

(ii)           In the event of: (x) (1) any breach of the Sellers’s covenants or obligations in this Agreement, or (2) any inaccuracy, violation or breach in the Closing Statement or any representation or warranty (without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect) contained in Sections  4(b)(Authorization of Transaction), 4(d) (Brokers), 4(e)(iii)-(vi) (Title to and Condition of Assets), 4(f) (Capitalization) (but only to the extent such representation or warranty concerns the Acquired Equity Interest), 4(j) (Tax) and 4(x) (Employees), (y) there is an applicable survival period pursuant to Section 9(a); and (z) the Investor makes a written claim for indemnification against the Sellers pursuant to Section 12(k) within such survival period, then from and after the Closing, the Seller Entities agree to release and indemnify the Investor Indemnitees from and against the entirety of any Adverse Consequences suffered by the Investor Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach described in clause (x) of this Section 9(b)(ii).

(iii)           Except to the extent it constitutes Assumed Obligations or Jeffboat Contract Obligations, from and after the Closing, the Sellers shall release, indemnify, and hold harmless the Investor Indemnitees against any and all Obligations, liabilities, expenses, costs and Adverse Consequences arising from or relating to the Retained Obligations or Permitted Indebtedness.

(iv)           To the extent any Investor Indemnitee becomes liable to, and is ordered to and does pay to any third party that is not a Investor Indemnitee, punitive, exemplary, special or consequential damages caused by any matter for which such Investor Indemnitee is entitled to be indemnified under this Section 9(b), then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Investor Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 9.  Except to the extent specified in the immediately preceding sentence with respect third party claims, the Sellers shall not be liable to any Investor Indemnitee for any exemplary, punitive, special or consequential damages.

(v)            Notwithstanding anything in Section 9(b)(i) of this Agreement to the contrary, in no event shall Sellers ever be required to indemnify the Investor Indemnitees for Adverse Consequences under Section 9(b)(i) in an amount exceeding, in the aggregate, $10,000,000.

(c)           Indemnification Provisions for the Benefit of the Sellers.

(i)            In the event: (x) of any inaccuracy, violation or breach of any of the Investor’s representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality or Parent Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary value) contained herein (other than a representation or warranty contained in Sections 3(b) (Authorization of Transaction),  3(d) (Brokers), and 3(j) (Tax)); (y) there is an applicable survival period pursuant to Section 9(a); and (z) the Seller Indemnitees make a written claim for indemnification against the Investor pursuant to Section 12(k) within such survival period, then from and after the Closing the Investor agrees to release, indemnify and hold harmless the Seller Indemnitees from and against any Adverse Consequences suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach; provided that the Investor shall not have any obligation to indemnify the Seller Indemnitees from any such inaccuracies, violations or breaches until the Seller Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all such inaccuracies, violations or breaches in excess of an aggregate deductible amount equal to $1,000,000, at which point the Investor shall be obligated to indemnify the Seller Indemnitees from and against all Adverse Consequences exceeding $1,000,000.

(ii)            In the event of: (x) (1) any breach of Investor’s, Parent’s or TD Marine’ covenants or obligations in this Agreement or (2) any inaccuracy, violation or breach in any representation or warranty (without giving effect to any supplement to the Schedules or any qualification as to materiality or Parent Material Adverse Effect) contained in Sections 3(b)(Authorization of Transaction),  3(d) (Brokers), and 3(j) (Tax), (y) there is an applicable survival period pursuant to Section 9(a); and (z) the Seller Indemnitees make a written claim for indemnification against the Investor pursuant to Section 12(k) within such survival period, then from and after the Closing Investor agrees to release and indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach described in clause (x) of this Section 9(c)(ii).

(iii)           The Investor shall release, indemnify, and hold harmless the Seller Indemnitees against any and all Obligations, liabilities, expenses, costs and Adverse Consequences relating to the Assumed Obligations.

(iv)           To the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party that is not a Seller Indemnitee, punitive, exemplary, special or consequential damages caused by any matter for which such Seller Indemnitee is entitled to be indemnified under this Section 9(c), then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Seller Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 9.  Except to the extent specified in the immediately preceding sentence with respect to third party claims, Investor shall not be liable to any Seller Indemnitee for any exemplary, punitive, special or consequential damages.

(v)           Notwithstanding anything in Section 9(c)(i) of this Agreement to the contrary, in no event shall Investor ever be required to indemnify the Seller Indemnitees for Adverse Consequences under Section 9(c)(i) in an amount exceeding, in the aggregate $10,000,000.

(d)           Matters Involving Third Parties.

(i)            If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.  Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party’s failure to give such notice, including having the effect of tolling or suspending the statute of limitations applicable to such claim.

(ii)           The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Obligation of the Indemnified Party of or for any damages or other amount, any Encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iii)           Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 9(d)(i), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv)           In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party,  which consent shall not be withheld unreasonably.

(e)           Indemnification if Negligence of Indemnitee.  THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 9 WILL BE APPLICABLE WHETHER OR NOT THE SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE OF THE INDEMNIFIED PARTY IS ALLEGED OR PROVEN.  THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS.

(f)            No Waiver of Rights or Remedies.  Each Indemnified Party’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnified Party’s consummation of the Transactions and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnified Party or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to Indemnifying Party), whether before or after the date hereof or the Closing Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

(g)           Determination of Amount of Adverse Consequences.  The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the loss suffered by the Indemnified Party (reduced by any insurance proceeds received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds as well as any Tax Benefit recognized by the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage).  The amount of the loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate.  Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 9(g).  An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(h)           Tax Treatment of Indemnity Payments.  The Parties hereto agree that all indemnification payments made under this Agreement, including any payment made under Section 10 hereof, shall be treated as purchase price adjustments for Tax purposes.

(i)            Exclusive Post-Closing Remedy.  After the Closing, the rights and remedies set forth in this Article 9 and Article 10 shall constitute the sole and exclusive rights and remedies of the Parties under or with respect to the subject matter of this Agreement except for any non-monetary, equitable relief to which any Party may be entitled, any remedies for willful misconduct or fraud, or any relief, remedies or rights under the Security Agreement regarding the parties thereto and the matters contained therein.

(j)            Additional Remedy Matters.  To the extent any claim may be recoverable pursuant to more than one Section of this Article 9, the Indemnified Party may make such claim under any such Section in the alternative.

10.           Tax Matters.

(a)           Post-Closing Tax Returns.  The Investor shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Acquired Assets.  The Investor shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

(b)           Pre-Closing Tax Returns.  The Sellers shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Acquired Assets.  Copies of such Pre-Closing Tax Returns will be provided to Investor as soon as practicable.  The Sellers shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

(c)           Straddle Periods.  The Investor shall be responsible for Taxes of the Acquired Assets related to the portion of any Straddle Period occurring after the Closing Date.  The Sellers shall be responsible for Taxes of the Acquired Assets relating to the portion of any Straddle Period occurring before and ending on the Closing Date.  With respect to any Straddle Period, to the extent permitted by applicable Law, the Sellers or the Investor shall elect to treat the Closing Date as the last day of the Tax period.  If applicable Law shall not permit the Closing Date to be the last day of a Tax period, then (i) real or personal property Taxes with respect to the Acquired Assets shall be allocated based on the number of days in the partial periods ending on the Closing Date and beginning after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Acquired Assets for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Assets for each partial period as determined from their books and records.

(d)           Straddle Returns.  The Investor shall prepare any Straddle Returns.  The Investor shall deliver, at least forty-five (45) days prior to the due date for filing such Straddle Return (including any extension) to the Sellers a statement setting forth the amount of Tax that the Sellers owes, including the allocation of taxable income, if any, and Taxes under Section 10(c), and copies of such Straddle Return.  The Sellers shall have the right to review such Straddle Returns and the allocation of taxable income, if any, and liability for Taxes and to suggest to the Investor any reasonable changes to such Straddle Returns no later than fifteen (15) days prior to the date for the filing of such Straddle Returns.  The Sellers and the Investor agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income, if any, and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns.  Not later than five (5) days before the due date for the payment of Taxes with respect to such Straddle Returns, the Sellers shall pay or cause to be paid to the Investor an amount equal to the Taxes as agreed to by the Investor and the Sellers as being owed by the Sellers.  If the Investor and the Sellers cannot agree on the amount of Taxes owed by the Sellers with respect to a Straddle Return, the Sellers shall pay or cause to be paid to the Investor the amount of Taxes reasonably determined by the Sellers to be owed by the Sellers.  Within ten (10) days after such payment, the Sellers and the Investor shall refer the matter to an independent “Big-Four” accounting firm agreed to by the Investor and the Sellers to arbitrate the dispute.  The Sellers and the Investor shall equally share the fees and expenses of such accounting firm and its determination as to the amounts owed by the Sellers and Investor with respect to a Straddle Return shall be binding on the Sellers and the Investor.  Within five (5) days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed.

(e)           Claims for Refund.  The Investor shall not, and shall cause each Acquired Company and each of their Affiliates not to,  file any claim for refund of Taxes with respect to the Acquired Assets for whole or partial taxable periods on or before the Closing Date.

(f)            Indemnification.  The Investor agrees to indemnify the Sellers against the Obligations of Investor pursuant to Sections 10(h) and all Taxes of or with respect to the Acquired Assets for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date.  The Sellers agree to indemnify the Investor against all Taxes to the extent contemplated by Section 10(h) (other than ad valorem and property Taxes) of or with respect to the Acquired Assets for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date.

(g)           Cooperation on Tax Matters.

(i)            The Investor and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 10(g) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)           The Investor and the Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(h)           Certain Taxes.  The Sellers shall prepare and file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration or similar taxes and fees, provided, however, the Sellers shall present to the Investor such Tax Returns and other documentation for the Investor’s review and consent no later than ten (10) days before the due date of such Tax Returns and other documentation (which consent shall not be unreasonably withheld or delayed). If required by applicable Law, the Investor shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  Notwithstanding anything set forth in this Agreement to the contrary, the Investor shall pay to the Sellers, on or before the date such payments are due from the Sellers, any transfer, documentary, sales, use, stamp, registration or similar taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby. To the extent deducted in calculating the Purchase Price, Investor shall be responsible for and shall pay all ad valorem and property taxes relating to the Company Real Property, and attributable to periods before the Closing Date.  In addition, the Sellers agree to cooperate with Investor’s reasonable requests to structure the transactions contemplated by this Agreement in such form as Investor may reasonably request to minimize the taxes described in this Section 10(h).

(i)            Confidentiality.  Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

(j)            Audits.  The Sellers or the Investor, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to the Acquired Assets for whole or partial periods for which it is indemnified by any other Party hereunder.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters.  If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (i) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section 10(j) shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the Indemnifying Party was not prejudiced by such failure.  This Section 10(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

(k)            Control of Proceedings.  The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes).  The Sellers and the Investor shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods.  Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Sellers and the Investor in proportion to their responsibility for such Taxes as set forth in this Agreement.  Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

(l)            Powers of Attorney.  The Investor and its respective Affiliates shall provide the Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns it is responsible for hereunder, file refund and equivalent claims for Taxes it is responsible for, and contest, settle, and resolve any audits and disputes that it has control over under Section 10(k) hereof (including any refund claims which turn into audits or disputes).

(m)           Remittance of Refunds.  If the Investor or any Affiliate of the Investor receives a refund of any Taxes that the Sellers are responsible for hereunder, or if the Sellers or any Affiliate of the Sellers receives a refund of any Taxes that the Investor is responsible for hereunder, the Party receiving such refund shall, within 30 days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder.  For the purpose of this Section 10(m), the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

(n)           Purchase Price Allocation.  The Sellers and the Investor agree that the actual Purchase Price allocable to the Acquired Assets shall be allocated to the Acquired Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Investor and the Sellers as soon as practicable, but in any event no later than ninety (90) days following the Closing Date.  The Investor, the Sellers and their applicable Affiliates shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

(o)           Closing Tax Certificate.  At the Closing, each of the Sellers shall deliver to the Investor a certificate in the form of Exhibit O, signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(p)           Tax Protection.  The Investor agrees for the benefit of the Sellers that, if the Investor directly or indirectly sells, exchanges, transfers, or otherwise disposes of Acquired Assets or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause the Sellers to recognize gain under Section 704(c) of the Code, then Investor shall pay to the Sellers an amount equal to the product of (x) the Tax Protection Percentage and (y) the lesser of:

(i)            the aggregate federal, state and local income Taxes incurred by the Sellers as a result of the income or gain allocated to, or otherwise recognized by, the Sellers with respect to its Units by reason of such sale, exchange, transfer or other disposition, or

(ii)           the aggregate federal, state and local income Taxes that would have been payable by the Sellers if the Acquired Assets had been sold on the Closing Date for its fair market value (computed based upon tax rates in effect for the period during which the event giving rise to the computation hereunder has occurred), reduced to reflect:

(A)           reductions prior to such disposition in the “book-tax disparity” with respect to such Acquired Assets (but only if and to the extent that such reduction is matched dollar for dollar by a reduction in the gain allocable to the Sellers by reason of such sale or other disposition pursuant to Section 704(c) of the Code), and

(B)           the reduction in gain that results from the Sellers having a special inside basis under Section 743 of the Code in the relevant Acquired Assets (by treating the special inside basis as the basis for determining gain on the deemed sale described in clause (ii)).

For purposes of this Section 10(p), “Tax Protection Percentage” shall mean:

From and including:	Until:	Percentage
Closing Date	the 12 month anniversary of Closing Date	80%
the 12 month anniversary of Closing Date	the 24 month anniversary of Closing Date	60%
the 24 month anniversary of Closing Date	the 36 month anniversary of Closing Date	30%
After the 36 month anniversary of Closing Date		0%.

11.           Termination.

(a)           Termination of Agreement.  The Parties may terminate this Agreement, as provided below:

(i)            The Investor and the Sellers may terminate this Agreement by mutual written consent at any time before the Closing;

(ii)           The Investor may terminate this Agreement, if the Investor is not in default or breach of any representations, warranties, covenants and agreements contained in this Agreement, by giving written notice to the Sellers at any time before Closing (A) in the event of any inaccuracy, violation or breach of any representation, warranty or covenant of the Sellers contained in this Agreement if (w) the Adverse Consequences thereof (with respect to the representations and warranties, without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary value) materially and adversely affect the Sellers’ ability to consummate the transaction contemplated by this Agreement or would constitute or result in a Seller Material Adverse Effect, (x) the Investor has notified the Sellers of the breach in the manner provided for in Section 12(k) hereof, (y) the breach has continued without cure for a period of 10 business days after receipt of the notice of breach and (z) such breach would result in a failure to satisfy a condition to the Investor’s obligation to consummate the transactions contemplated hereby; or (B) in the event that the Closing shall not have occurred on or before July 31, 2008 (unless such failure results primarily from the Investor breaching any representation, warranty or covenant contained in this Agreement);

(iii)           The Sellers may terminate this Agreement, if the Sellers are not in default or breach of any representations, warranties, covenants and agreements contained in this Agreement, by giving written notice to the Investor at any time before Closing (A) in the event of any inaccuracy, violation or breach of any representation, warranty or covenant of the Investor contained in this Agreement if (w) the Adverse Consequences thereof (with respect to the representations and warranties, without giving effect to any supplement to the Schedules or any qualification as to materiality or Parent Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary value) materially and adversely affect the Investor’s ability to consummate the transaction contemplated by this Agreement or would constitute or result in a Parent Material Adverse Effect, (x) the Sellers have notified the Investor of the breach in the manner provided for in Section 12(k) hereof, (y) the breach has continued without cure for a period of 10 business days after receipt of the notice of breach and (z) such breach would result in a failure to satisfy a condition to the Sellers’ obligation to consummate the transactions contemplated hereby; or (B) in the event that the Closing shall not have occurred on or before July 31, 2008  (unless such failure results primarily from the Sellers breaching any representation, warranty or covenant contained in this Agreement); and

(iv)           The Investor or the Sellers may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

(b)           Effect of Termination.  Except for the obligations under Articles 9,  11 and 12, if any Party terminates this Agreement pursuant to Section 11(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party and except that termination of this Agreement will not affect any liability of any Party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

12.           Miscellaneous.

(a)           Confidentiality.

(i)            The Sellers shall, and shall cause their Affiliates to, not make disclosure of any Confidential Information to any Person other than to its owners, directors, officers, employees, consultants or other representatives to whom such disclosure is necessary or reasonably convenient for the completion of the transactions contemplated by this Agreement; (ii) as required to convey title to any of the Acquired Assets; (iii) as required by Law or any securities exchange or market rule; (iv) as may be requested or required by any Governmental Authority (provided that the Sellers first notify the Investor and give the Investor the opportunity to contest such request or requirement), or (v) except with prior notice of such request for disclosure to, and consent of, the Investor (which consent may be withheld in the Investor’s sole discretion).

(ii)           The Sellers shall, and shall cause their Affiliates to, treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement.  If any Seller is ever requested or required (by oral question or request for information or documents in any action) to disclose any Confidential Information, the Sellers will notify the Investor promptly of the request or requirement so that the Investor may seek an appropriate protective order or waive compliance with this Section 12(a)(ii).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers, on the written advice of counsel, are compelled to disclose any Confidential Information to any Government Authority, arbitrator, or mediator or else stand liable for contempt, that the Sellers may disclose the Confidential Information to the Government Authority, arbitrator, or mediator; provided, however, that the Sellers will use its commercial reasonable best efforts to obtain, at the request of the Investor, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Investor may designate.

(b)           Insurance.

(i)           The Sellers shall use their commercially reasonable best efforts to file, notice, and otherwise continue to pursue any Insurance Rights that the Investor desires to pursue, provided, however, that nothing contained in this Section 12(b) or elsewhere in this Agreement shall be construed to limit the Sellers’ rights to cancel the coverage(s) of any of the Company Insurance Policies in respect of any fact, circumstance or event relating to the Acquired Assets or Business that occurs or arises after the Closing.

(ii)           Each Seller shall cause each Seller Entity to file all insured claims (both before and after Closing) that may be filed under any Company Insurance Policy issued to it or its Affiliates and will thereafter coordinate with the Investor to resolve all of Investor’s claims relating to the Insurance Rights.

(c)           Expenses.  Except as otherwise expressly provided in this Agreement, the Sellers, on the one hand, and the Investor, on the other hand, will each bear their own costs and expenses (including those of Affiliates) incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement and the other Transaction Agreements, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

(d)           No Third Party Beneficiaries.  Except for the indemnification provisions and provisions expressly entitling Marine Transportation to have certain rights (particularly relating to insurance and intellectual property), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e)           Succession.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

(f)           Counterparts.  This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(g)           Incorporation of Exhibits and Schedules.  The Exhibits, Schedules and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.  If there is any conflict or other inconsistency between this Agreement and the Exhibits and Schedules, the terms of this Agreement shall prevail.  To the extent of any ambiguity, inconsistency or conflict between this Agreement and any other Transaction Agreement, the terms of this Agreement will prevail.

(h)           Set off Rights.  The Investor will have the option of setting off all or any part of any amounts due it or its Affiliates under any Transaction Agreement by notifying the Sellers that the Investor is electing to set off the amount outstanding under this Agreement by the amount of such damages.  The Investor’s exercise, if in good faith, of its set off rights will not constitute an event of default under this Agreement or any other Transaction Agreement.

(i)            Remedies.  Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity.  Except as expressly provided herein, nothing herein will be considered an election of remedies.

(j)            Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Sellers:	Grifco Transportation, Ltd.
9001-A Frey Road
Houston, TX 77034
	Telephone:	(713) 943-9300
	Fax:	(713) 943-9322

(with a copy, which shall not constitute notice, to:)

Strasburger & Price, LLP
Attn: Dana LeDoux
1401 McKinney St., Suite 2200
Houston, Texas 77010
	Telephone:	(713) 951-5683
	Fax:	(832) 397-3516

If to Investor:	Genesis Marine Transportation, LLC
Attn: Chief Operating Officer
500 Dallas, Suite 2500
Houston, Texas 77002
	Telephone:	(713) 860-2500
	Fax:	(713) 860-2647

(with a copy, which shall not constitute notice, to:)

Akin Gump Strauss Hauer & Feld LLP
Attn: J. Vincent Kendrick
1111 Louisiana, Suite 4400
Houston, Texas 77002
	Telephone:	(713) 220-5839
	Fax:	(713) 236-0822

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(l)            Governing Law; Venue; Service of Process; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS, PROVIDED, HOWEVER, THAT ALL REAL PROPERTY MATTERS SHALL BE BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE IN WHICH SUCH PROPERTY IS LOCATED.

(i)            EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN HOUSTON, TEXAS (THE “COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN THE COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(ii)           EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS OF SUCH PARTY SET FORTH IN OR DESIGNATED PURSUANT TO SECTION 12(K) OR BY ANY OTHER MEANS PERMITTED BY THE LAWS OF THE STATE OF TEXAS.

(iii)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(m)           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Investor and the Sellers.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(n)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(o)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.  The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.  Except to the extent expressly provided to the contrary, references to a Party include its permitted successors and assigns.  Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate.  Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(p)           Entire Agreement.  THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES (OTHER THAN THOSE CONTAINED IN THE CONFIDENTIALITY AGREEMENT), WRITTEN OR ORAL, TO THE EXTENT IT HAS RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.   UPON CLOSING, THE PARENT IS HEREBY RELEASED FROM ALL OF ITS OBLIGATIONS UNDER THE CONFIDENTIALITY AGREEMENT.

(q)           Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, and notwithstanding the provisions of Section 12(l) hereof, each Party agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

(r)            Joint and Several Obligations.  Notwithstanding anything to the contrary in this Agreement, the covenants, agreements and obligations of, and the representations and warranties made by or attributable to, each Seller or any of their respective Affiliates pursuant to this Agreement, including obligations to make indemnity payments, will be deemed to be made by and attributable to all Sellers, jointly and severally, and the Investor will have the right to pursue remedies against any or all such Persons without any obligation to give notice to or pursue remedies against any other Person; provided, however, that from and after the Closing the Acquired Companies shall have no obligations under, and no liabilities relating to, this Agreement.  Each Seller acknowledges and agrees that it has irrevocably appointed Grifco , as its sole representative with power and authority to act under this Agreement, including making elections under this Agreement, amend or otherwise modify this Agreement and receiving delivery of the Purchase Price.  In the event Grifco is unavailable or unwilling to serve as such representative, each Seller acknowledges and agrees that it has irrevocably appointed Edgar C. Griffin, Jr. as its sole alternate representative with power and authority to act under this Agreement, including making elections under this Agreement, amending or otherwise modifying this Agreement and receiving delivery of the Purchase Price.

*****

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth in the preamble.

INVESTOR:

Genesis Marine Investments, LLC

By:	/s/ Ross A. Benavides
Printed Name:	Ross A. Benavides
Title:	CFO

SELLERS:

Grifco Transportation, Ltd.
By: Grifco Management, L.L.C.,
its sole general partner

By:	/s/ Edgar C. Griffin
Printed Name:	Edgar C. Griffin
Title:	Manager

Grifco Transportation Two, Ltd.

By: Grifco Management, L.L.C.,
its sole general partner

By:	/s/ Edgar C. Griffin
Printed Name:	Edgar C. Griffin
Title:	Manager

Shore Thing, Ltd.

By: Grifco Management, L.L.C.,
its sole general partner

By:	/s/ Edgar C. Griffin
Printed Name:	Edgar C. Griffin
Title:	Manager

PARENT:**

Genesis Energy, L.P.,
By: Genesis Energy, Inc.,
its sole general partner

By:	/s/ Grant E. Sims
Printed Name:	Grant E. Sims
Title:	CEO

**Parent  is executing this Agreement solely for the purposes of acknowledging its obligations to issue Units pursuant to Section 2(c)(i)(A), to execute and deliver the Acquired Equity Interest Contribution Agreement,  and to execute and deliver the Parent Guaranty.

TD MARINE:**

TD Marine, LLC

By:	/s/ Todd A. Davison
Printed Name:	Todd A. Davison
Title:	CEO

**TD Marine is executing this Agreement solely for the purposes of acknowledging its obligations to pay a portion of the Cash Consideration pursuant to Section 2(c)(i)(A), to execute and deliver the Acquired Equity Interest Assignment Agreement, and to make any required filings under the HSR Act.